UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 5, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 5, 2021 at 9:00 a.m. Central Time. Due to the continuing impact of the coronavirus (COVID-19) outbreak, this year’s annual meeting will be a virtual meeting held over the Internet to facilitate stockholder participation while maintaining the safety of our directors, management and stockholders.

You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/286725154. If you have any questions regarding the format of the meeting, please contact Arthur J. Harmon, the Company’s Vice President of Investor Relations and Marketing, at (312) 344-4320.

At our annual meeting, we will ask you to consider and vote upon the following proposals:

1.        To elect seven directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;

2.        To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

3.        To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.        To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 11, 2021 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Your shares cannot be voted unless they are represented by proxy or by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please submit your proxy by mail, telephone or over the Internet by following the instructions provided in the enclosed proxy statement to ensure that your shares are represented at the Annual Meeting. If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance using the instructions provided in the enclosed proxy statement.

By Order of the Board of Directors,

Jennifer Matthews Rice

General Counsel and Secretary

Chicago, Illinois

April 6, 2021

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY ON THE INTERNET, BY TELEPHONE OR BY MAIL AS SOON AS POSSIBLE. YOUR PROXY AUTHORIZATION WILL ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU ATTEND THE ANNUAL MEETING VIA WEBCAST ON MAY 5, 2021.

Notice of Annual Meeting of Stockholders
1	Proxy Statement 2021 Annual Meeting of Stockholders
1	How to Attend the Virtual Annual Meeting
2	How to Vote Your Shares
3	Broker Non-Votes
4	Proposal 1 — Election of Directors
5	Information Regarding the Director Nominees
8	Information About Our Executive Officers
10	The Board of Directors and Corporate Governance
11	The Board of Directors and Corporate Responsibility
13	Board Oversight of Risk Management
13	Communications by Stockholders and Other Interested Parties
14	Board Committees
17	Director Compensation
18	2020 Director Compensation Table
19	Compensation Discussion and Analysis
34	Compensation Committee Report
35	Summary Compensation Table
38	CEO Pay Ratio
39	2020 Grants of Plan-Based Awards
40	Outstanding Equity Awards at Fiscal Year-End 2020
41	2020 Option Exercises and Stock Vested
41	Potential Payments Upon Termination or Change in Control
45	Equity Compensation Plans
45	Compensation Committee Interlocks and Insider Participation
46	Transactions with Related Persons, Promoters and Certain Control Persons
47	Report of the Audit Committee
48	Security Ownership of Management and Certain Beneficial Owners
50	Proposal 2 — Advisory Vote on Executive Compensation
51	Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
53	Other Matters
53	Solicitation of Proxies
53	Stockholder Proposals
53	Incorporation by Reference
53	Availability of Proxy Materials
53	Other Business
Appendix A — 2021 Annual Meeting of Stockholders Reservation Request Form

PROXY STATEMENT SUMMARY

This summary highlights information that is contained elsewhere in this proxy statement. It does not include all information necessary to make a voting decision and you should read this proxy statement in its entirety before casting your vote.

VOTING OVERVIEW

Proposals	Board Vote Recommendation	Page
1. Elect seven directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders, and until their successors are duly elected and qualified	FOR each nominee	4
2. Approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement	FOR	50
3. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	51

FIRST INDUSTRIAL AT A GLANCE

First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully integrated owner, operator, and developer of industrial real estate

FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 5, 2021

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) for use at the 2021 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 5, 2021, and at any adjournments or postponements thereof (the “Annual Meeting”). Due to the continuing impact of the coronavirus (COVID-19) outbreak, this year’s annual meeting will be a virtual meeting held over the Internet. The meeting will convene at 9:00 a.m. Central Time on May 5, 2021.

At the Annual Meeting, stockholders will be asked to vote: (i) to elect seven directors to the Board of Directors to serve until the 2022 Annual Meeting of Stockholders, and until their successors are duly elected and qualified; (ii) to approve, on an advisory (i.e., non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement; (iii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year; and (iv) to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 6, 2021. The Board of Directors has fixed the close of business on March 11, 2021 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of our Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 129,127,858 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

The presence, in person by attending the Annual Meeting via webcast or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required: (i) for the election of directors; (ii) for the approval, on an advisory basis, of the compensation of our named executive officers; and (iii) for the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will not be counted as votes cast, and accordingly will have no effect on any of the proposals presented in this Proxy Statement.

HOW TO ATTEND THE VIRTUAL ANNUAL MEETING

Due to the continuing impact of the coronavirus (COVID-19) outbreak, this year’s Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.meetingcenter.io/286725154. The password for the meeting is FR2021. You will need your 15-digit control number included on your proxy card in order to attend the meeting.

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare Inc. (“Computershare”)), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares in “street name” through an intermediary, such as a bank or broker, you are invited to attend the annual meeting as the beneficial owner of your shares, but because you are not the stockholder of record you must register in advance to attend the Annual Meeting virtually on the Internet by submitting proof of your proxy power (legal proxy) reflecting your First Industrial holdings along with your name and email address to Computershare. Requests for registration from “street name” stockholders must be labeled as “Legal Proxy” and be received no later than 4:00 PM CT on April 29, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

“Street name” stockholders should direct requests for registration as follows:

 By Email:  Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By Mail:

Computershare

First Industrial Realty Trust, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

If you wish to attend the Annual Meeting via webcast at a location provided by us, we intend to air the webcast at our offices located at One North Wacker Drive, Suite 4200, Chicago, Illinois 60606 for any stockholders who request to participate in the virtual meeting in this manner. Please note that members of management and members of our Board of Directors may not be present at this location. If you wish to attend the Annual Meeting via webcast at this location, you will need to complete the Reservation Request Form included as Appendix A to this Proxy Statement. In the event we are unable to provide access to our office for the Annual Meeting due to public health or other safety measures due to the coronavirus (COVID-19) outbreak, we will provide notice of an alternative location to all stockholders that timely deliver a completed Reservation Request Form.

HOW TO VOTE YOUR SHARES

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to www.investorvote.com/FR and following the instructions described on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card.

“Street name” stockholders who have received this Proxy Statement from their bank, broker or other nominee should have received instructions for directing how that bank, broker or nominee should vote such stockholder’s shares. It will be the bank’s, broker’s or other nominee’s responsibility to vote the stockholder’s shares for the stockholder in the manner directed. The stockholder must complete, execute and return the voting instruction form in the envelope provided by the broker. “Street name” stockholders who desire to vote electronically at the Annual Meeting must obtain a “legal proxy” from the bank, broker or other nominee that holds such stockholder’s shares in order to vote such shares electronically at the Annual Meeting. “Street name” stockholders will need to contact their bank, broker or other nominee to obtain a legal proxy.

Stockholders of the Company are requested to authorize their proxy on the Internet, by telephone or by mail as soon as possible. Shares represented by a properly authorized proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the stockholder’s proxy authorization. If a proxy authorization is submitted and no instructions are given, the persons designated as proxy holders in the proxy authorization will vote: (i) FOR the election of the seven nominees for director named in this Proxy Statement; (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers; (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year; and (iv) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. We have not received notice of any matters other than those set forth in this Proxy Statement and, accordingly, it is not anticipated that any other matters will be presented at the Annual Meeting.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, authorizing a proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted) as described above, properly executing and delivering a later-dated proxy card by mail, or by participating in, and voting electronically at, the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote electronically whether or not a proxy has been previously given, but the participation (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote electronically during the Annual Meeting will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

BROKER NON-VOTES

Under the rules of the New York Stock Exchange (the “NYSE”), brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters, such as the election of directors, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and the stockholder’s bank, broker or other nominee does not receive instructions from the stockholder on how to vote on that matter, the bank, broker or other nominee will return the Proxy Card to the Company, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters, as discussed below.

The proposal described in this Proxy Statement for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021 is considered a routine matter under the NYSE rules. Each of the other proposals is considered a non-routine matter under NYSE rules and could result in broker non-votes. Broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the result of the vote for these non-routine matters. However, broker non-votes will be counted for quorum purposes. We therefore encourage stockholders to provide directions to their broker as to how the stockholder wants their shares voted on all matters to be brought before the Annual Meeting. The stockholder should do this by carefully following the instructions the broker gives the stockholder concerning its procedures. This ensures that the stockholder’s shares will be voted at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s charter, the maximum number of members allowed to serve on the Company’s Board of Directors is twelve. The Board of Directors currently consists of seven seats. Other than Marcus L. Smith, who was elected to the Board of Directors on February 25, 2021 to serve until the Annual Meeting, each of the directors is serving for a term of one year and until such director’s successor is duly elected and qualified. The Company’s Nominating/Corporate Governance Committee identifies and recommends individuals for service on the Board of Directors, and the Board of Directors then either approves or rejects in whole all of such nominees.

The Board of Directors has nominated Peter E. Baccile, Teresa Bryce Bazemore, Matthew S. Dominski, H. Patrick Hackett, Jr., Denise A. Olsen, John E. Rau and Marcus L. Smith to serve as directors (the “Nominees”). All of the Nominees are currently serving as directors of the Company. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend. Assuming each of the Nominees is elected to serve, the below tables highlight certain characteristics and experience of our Board of Directors.

The Board of Directors recommends a vote FOR each of the Nominees.

INFORMATION REGARDING THE DIRECTOR NOMINEES

The following biographical descriptions set forth certain information with respect to the seven Nominees for election as directors and certain executive officers, based on information furnished to the Company by such persons. The following information is as of the Record Date unless otherwise specified.

Peter E. Baccile	Director since 2016 Age: 59

Peter E. Baccile has served as President of the Company since September 2016 and assumed the Chief Executive Officer position in December 2016. He brings more than 30 years of management, real estate and financial expertise to the Company. Prior to joining the Company, he served as Joint Global Head of the Real Estate, Lodging and Leisure Group within UBS Securities, LLC’s investment banking division from June 2012 to September 2016. Prior to that, Mr. Baccile served in various senior leadership roles during his 26-year tenure at J.P. Morgan. Most recently, he was Vice Chairman of J.P. Morgan Securities Inc. He also served as Co-Head of the General Industries Investment Banking Coverage Group, which encompassed Real Estate, Lodging, Gaming, Diversified Industrials, Paper Packing and Building Products, and Transportation. Before that he served as Global Head of J.P. Morgan’s Real Estate, Lodging and Gaming Investment Banking Group for 10 years. Mr. Baccile is a member of the National Association of Real Estate Investment Trusts (Nareit), where he serves as a member of the executive board, and The Real Estate Roundtable, where he was past Chairman of the Real Estate Capital Policy advisory committee. He is a past trustee of the International Council of Shopping Centers (ICSC) and the Urban Land Institute (ULI). Mr. Baccile’s extensive experience in real estate management and finance is critical to his ability to lead the Company as its Chief Executive Officer, and is a valuable asset to the Board of Directors. Moreover, as the Company’s Chief Executive Officer, Mr. Baccile brings to the Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position. Mr. Baccile’s membership on the Board of Directors is critical to ensuring appropriate coordination and communication between the Company’s executive officers and the Board of Directors.

Board Committee: Investment Committee

Teresa B. Bazemore	Director since 2020 Age: 61

Teresa B. Bazemore has been a director of the Company since May 2020. Ms. Bazemore is the President and Chief Executive Officer of Federal Home Loan Bank of San Francisco. Ms. Bazemore presently serves on the Board of Directors of T. Rowe Price Funds. She formerly served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh and Chimera Investment Corporation (NYSE: CIM). From July 2008 through April 2017, Ms. Bazemore served as President of Radian Guaranty Inc., a subsidiary of Radian Group Inc. (NYSE: RDN), where she led strategic planning, business development and operations of Radian Guaranty’s mortgage insurance business line and information technology and governmental affairs for Radian Group. From October 2006 to July 2008, she also served in various capacities with Radian Group, including Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer. From June 2000 to May 2006, Ms. Bazemore was Senior Vice President, General Counsel and Secretary of Nexstar Financial Corporation. From March 1997 to June 2000, she served as General Counsel of the mortgage banking line of business at Bank of America (NYSE: BAC). Ms. Bazemore currently serves on the Board of Directors of the Public Media Company and serves on the Board of Trustees of the University of Virginia Foundation, for which she also serves as the Chair of the Audit Committee. Ms. Bazemore is also a member of the Advisory Board of the University of Virginia Center for Politics. Ms. Bazemore holds a B.A. from the University of Virginia and a J.D. from Columbia University. Ms. Bazemore’s extensive legal, financial and operational experience in the banking and real estate industries is a valuable asset to the Board of Directors and the Company’s Audit Committee.

Board Committee: Audit Committee

Matthew S. Dominski	Director since 2010 Age: 66

Matthew S. Dominski has been a director of the Company since March 2010 and the Chairman of the Board of Directors since July 2020. He also presently serves as a director of CBL & Associates Properties, Inc., a shopping mall real estate investment trust in the United States. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the country and a publicly-traded real estate investment trust. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois-based real estate investment firm of which he was joint owner through 2013. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers (ICSC). Mr. Dominski’s extensive experience leading other public and private real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors.

Board Committees: Compensation Committee, Investment Committee, Nominating/Corporate Governance Committee

H. Patrick Hackett, Jr.	Director since 2009 Age: 69

H. Patrick Hackett, Jr. has been a director of the Company since December 2009. Mr. Hackett is the principal of HHS Co., an investment company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for many years and he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He currently chairs the board of Wintrust Financial Corporation (NASDAQ: WTFC) and is a trustee of Northwestern University. Mr. Hackett provides the Board of Directors with valuable real estate investment and finance expertise. In addition, Mr. Hackett’s financial expertise is valuable to the Company’s Audit Committee, which he has chaired since June 2010, and we have determined him to be an “audit committee financial expert.”

Board Committees: Audit Committee, Compensation Committee, Investment Committee

Denise A. Olsen	Director since 2017 Age: 55

Denise A. Olsen has been a director of the Company since November 2017. Ms. Olsen has been employed by GEM Realty Capital, an integrated real estate investment firm that invests in private market assets and publicly-traded securities, since 1996. She presently serves as Senior Managing Director and a member of the Investment Committee of GEM Realty Capital, where she is also responsible for investor relations, reporting and communication. From 1994 to 1996, Ms. Olsen was Vice President at EVEREN Securities, serving in their Real Estate Corporate Finance Group. From 1987 to 1994, Ms. Olsen served in various capacities at JMB Realty Corporation, including Senior Portfolio Manager of corporate mixed-use developments and as a member of the acquisitions group. Ms. Olsen currently serves developments and as a member of the acquisitions group. Ms. Olsen currently serves as an Executive Committee Member of The Samuel Zell and Robert Lurie Real Estate Center at the Wharton School at the University of Pennsylvania and on the Investment Committee of The Harry and Jeanette Weinberg Foundation. Ms. Olsen’s significant investment and operational experience in both the private and publicly-traded real estate realms is a valuable asset to the Board of Directors. Further, Ms. Olsen’s financial expertise is valuable to the Company’s Audit Committee, on which she currently serves.

Board Committees: Audit Committee, Compensation Committee

John E. Rau	Director since 1994 Age: 72

John E. Rau has been a director of the Company since June 1994 and Lead Independent Director since January 2016. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau was a director of BorgWarner, Inc. from 1997 to 2006, a director of William Wrigley Jr. Company from March 2005 until its sale to Mars, Inc. in September 2008, and a director of Nicor, Inc. from 1997 until its sale to Southern Company Gas (formerly AGL Resources Inc.) in December 2011, and he continues as a director of Southern Company Gas. Mr. Rau is the Chairman of the board of directors of BMO Financial Corp. and served as a director of LaSalle Bank, N.A. until its 2007 sale to Bank of America. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau’s extensive experience in the banking and title insurance industries provides the Board of Directors with valuable insight into the matters of corporate and real estate finance, as well as financial services management and risk management. Moreover, Mr. Rau’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

Board Committees: Audit Committee, Nominating/Corporate Governance Committee

Marcus L. Smith	Director since 2021 Age: 54

Marcus L. Smith has been a director of the Company since February 2021. Since 2017, Mr. Smith has served as a director for MSCI Inc. (NYSE: MSCI). Mr. Smith served as a director for DCT Industrial Trust Inc. from 2017 until 2018 when the company was acquired by Prologis, Inc. (NYSE: PLD). Prior to his service as a director for MSCI Inc. and DCT Industrial Trust Inc., Mr. Smith retired from a 23-year career at MFS Investment Management, where he served as portfolio manager of the MFS Institutional International Fund (MIEIX) for 17 years and the MFS Concentrated International Fund for 10 years. As a portfolio manager, Mr. Smith was responsible for all aspects of portfolio construction and stock selection for the MFS Institutional International Fund. Mr. Smith employed financial analysis of balance sheets, income, and cash flow statements and modeling to forecast and value prospective investments. During his 17-year tenure as portfolio manager of the MFS Institutional International Fund, the portfolio assets grew from $120M to over $24B. The MFS Institutional International portfolio received the Lipper Award in 2005 and 2010 for Best 3-Year Performance of 359 Large Capitalization international portfolios. In addition to his portfolio management duties for MFS Investment Management, Mr. Smith served as Director of Equity, Canada from 2012 to 2017, and Director for Equity, Asia from 2010 to 2012. In these roles, Mr. Smith was responsible for recruitment, management, and compensation of 10 investment professionals in Canada and 18 investment professionals in Singapore, Tokyo and Sydney, respectively. Prior to being a Director of Equity, Mr. Smith was Director of Asian Equity Research from 2005 to 2010. In this Republic of Singapore-based role, he recruited, managed, trained, and compensated the 12 investment analysts located across the Asian region. Prior to joining MFS Investment Management, Mr. Smith was a senior consultant at Accenture, working within its Financial Services Group. Mr. Smith served as a United States Army Reserve Officer from 1987 to 1992. Mr. Smith earned a Bachelor of Science, Cum Laude, in Computer Science & Business Administration from the University of Mount Union and a Masters of Business Administration from the Wharton School at the University of Pennsylvania. Mr. Smith served as a Trustee for the University of Mount Union between 2009 and 2019. He has also served on the Posse Boston Advisory Board since 2015. Mr. Smith is a member of the Harvard Medical School Academic Advisory Council and the Boston Economic Club. Mr. Smith’s experience in the financial sector and director service for other public companies are valuable assets to the Board of Directors.

Board Committees: Investment Committee, Nominating/Corporate Governance Committee

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Scott A. Musil

Scott A. Musil has been Chief Financial Officer of the Company since March 2011. He served as acting Chief Financial Officer of the Company from December 2008 to March 2011. Mr. Musil also has served as Senior Vice President of the Company since March 2001, Treasurer of the Company since May 2002 and Assistant Secretary of the Company since August 2014. Mr. Musil previously served as Controller of the Company from December 1995 to March 2012, Assistant Secretary of the Company from May 1996 to March 2012 and July 2012 to May 2014, Vice President of the Company from May 1998 to March 2001, Chief Accounting Officer from March 2006 to May 2013 and Secretary from March 2012 to July 2012 and May 2014 to August 2014. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company. From May 2017 through March 2019, Mr. Musil served as a director and the chair of the audit committee of HC Government Realty Trust, Inc., a public real estate investment trust focused on federally-leased, single tenant properties. Mr. Musil is a non-practicing certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and Nareit.

Age 53

Johannson L. Yap

Johannson L. Yap has been the Chief Investment Officer of the Company since February 1997 and Executive Vice President — West Region since March 2009. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group, a former affiliate of the Company, in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. His professional affiliations include Urban Land Institute, Nareit and the Council of Logistics Management, and he serves as a member of both the Board of Advisors for the James Graaskamp Center for Real Estate at the University of Wisconsin and the Advisory Board of the Kelley School of Business of the University of Indiana, Center for Real Estate Studies.

Age 58

David G. Harker

David G. Harker has been Executive Vice President — Central Region of the Company since March 2009. From April 2005 to March 2009, he served as Executive Director — Investments of the Company. From 2002 to April 2005, he served as a Senior Regional Director of the Company and, from 1998 to 2002, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Nashville, St. Louis, Louisville and Memphis. Prior to joining the Company, Mr. Harker was a Vice President of the Trammell Crow Company from 1992 to 1998.

Age 62

Peter O. Schultz

Peter O. Schultz has been Executive Vice President — East Region of the Company since March 2009. From January 2009 to March 2009 he served as Senior Vice President — Portfolio Management of the Company. From November 2007 to December 2008, he served as a Managing Director of the Company, with responsibility for the Company’s East Region. From September 2004 to November 2007, he served as a Vice President — Leasing of the Company, with responsibility for the Company’s leasing team and asset management plan implementation in the East Region. From January 2001 to September 2004, he served as a Senior Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania and Southern New Jersey. From March 1998 to December 2000, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania. Prior to joining the Company, Mr. Schultz served as President and Managing Partner of PBS Properties, Inc. from November 1990 to March 1998, prior to which time he was Director of Marketing and Sales for the Pickering Group and Morgantown Properties. His professional affiliations include the National Association of Industrial and Office Properties.

Age 58

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors. The Board of Directors currently consists of seven seats. In considering the independence of its members, the Board of Directors applies the independence standards and tests set forth in Sections 303A.02(a) and (b) of the Listed Company Manual of the NYSE. Applying such standards, the Board of Directors has affirmatively determined that each of Messrs. Dominski, Hackett, Rau and Smith and Mses. Bazemore and Olsen, who collectively constitute a majority of the current members of the Board of Directors, are independent directors.

The Board of Directors held six meetings, and acted three times by written consent, during 2020. Each of the directors serving in 2020 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which such director was a member, in each case held during the period for which he or she was serving as a director. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then-serving attended the 2020 Annual Meeting of Stockholders. Prior to his retirement from the Board of Directors in July 2020, Mr. Bruce Duncan presided at meetings of all of the directors, in his capacity as Chairman of the Board. Following Mr. Duncan’s retirement from the Board of Directors, Mr. Dominski replaced Mr. Duncan as Chairman of the Board and presided at all further meetings of all of the directors during 2020. Mr. Rau, in his capacity as Lead Independent Director, presided at all meetings of our independent directors during 2020.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates and has adopted a Code of Business Conduct and Ethics, which includes the principles by which the Company expects its employees, officers and directors to conduct Company business. The Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the Investors page of the Company’s website at www.firstindustrial.com and are available in print free of charge to any stockholder or other interested party who requests them. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics. The Company also posts or otherwise makes available on its website from time to time other information that may be of interest to investors and other interested parties. However, none of the information provided on the Company’s website is part of the proxy solicitation material. See “Other Matters — Incorporation by Reference” herein.

Board Leadership Structure and Lead Independent Director. Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective management oversight and a fully engaged, highly functioning Board of Directors. Our key objective in establishing the structure of the Board of Directors is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our Chief Executive Officer. In 2016, the Board of Directors created a Lead Independent Director position to provide leadership to our independent directors and liaise on their behalf with our Chief Executive Officer and Chairman as may be appropriate. The Board of Directors has chosen Mr. Rau, the Chair of its Nominating/Corporate Governance Committee, to serve as Lead Independent Director. Mr. Rau, as Lead Independent Director, chairs any executive sessions of our independent directors and is empowered to call meetings of such independent directors. The Lead Independent Director also has the authority to approve information sent to the Board of Directors, as well as meeting agendas and schedules.

THE BOARD OF DIRECTORS AND CORPORATE RESPONSIBILITY

CORPORATE RESPONSIBILITY 2021 HIGHLIGHTS

ENVIRONMENTAL

The Company is focused on building and maintaining a socially responsible and sustainable business that succeeds by delivering long-term value for our stockholders.

•  Energy-efficient lighting deployed across portfolio; incorporate skylights to make use of natural sunlight

•  Water conservation measures, including sensors, drought-resistant landscaping and fixtures

•  Cool roofs installed where appropriate based on local climate

•  Sustainable development practices and features for new construction/redevelopments including use of recycled/locally sourced materials

•  Solar panel installation completed at 577,000 square-foot facility in New Jersey in 2020

•  Encourage and promote recycling by our employees and tenants

•  In-house environmental team assesses, manages and remediates risks for portfolio and new investments

SOCIAL

The Company has a strong corporate culture, long-standing tradition of supporting worthy causes in its community and partnering with high quality and ethical supply chains.

•  Company-wide training opportunities provided to employees

•  Employee tuition reimbursement program

•  Regular employee engagement with executive management team

•  In 2020, the Company launched “First Network,” a women’s networking group

•  The Company provides PTO for community service

•  Employees participate in a Toys for Tots holiday toy drive annually

•  The Company donated to six employee-directed charities, including the American Red Cross, ASPCA, The Boys & Girls Club, Feeding America, Make a Wish Foundation and Operation Gratitude

GOVERNANCE

The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics to reflect the principles by which it operates, including a company-wide commitment to integrity, ethics, and transparency.

• Annual election of directors

• Regular executive sessions of non-management directors

• Stockholders have the power to amend the Company’s bylaws

• Separate Chairman and Chief Executive Officer

• Risk oversight by full Board of Directors and committees

• Annual board and committee self-assessment

• Commitment to diversity, including in the director nomination process

• Mandatory director and executive officer share ownership requirements

• Anti-hedging and anti-pledging policy of shareholdings by directors and employees

The Company and its Board of Directors are focused on building and maintaining a socially responsible and sustainable business that succeeds by delivering long-term value for our stockholders. We continuously look for new and better ways to minimize our environmental impact as well as that of our tenants. We have an established committee consisting of members of our construction, environmental, human resources, investor relations, legal, operations and risk management teams responsible for reporting to senior management and our Board of Directors regarding various matters related to sustainability, social responsibility and other non-financial issues that are of significance to us and our stockholders. Because we primarily net lease the properties in our portfolio to our tenants whereby each tenant is ultimately responsible for maintaining the leased property, one of our key corporate responsibility priorities is to engage with and encourage our tenants to implement environmentally sustainable practices, such as the use of energy and water efficient fixtures and recycling programs. Additionally, as we add properties to our portfolio or enhance existing facilities, environmental sustainability is a key consideration of our efforts to improve or develop such properties, and we seek to employ green building techniques and incorporate energy, water and other resource-efficient features. We extend the same commitment to environmental excellence to our own offices, promoting sustainable practices and energy efficiency that can both reduce environmental impact and achieve lower operating costs. Our headquarters office in Chicago is an energy-efficient LEED-certified building. Social responsibility and engagement is an integral part of our business, as we are committed to developing and maintaining strong relationships with our customers, business partners, investors, and the communities in which we operate and invest. In addition, we aim to provide a positive work environment for our employees by offering proper compensation, quality benefit offerings including health and wellness and 401(k) plan and financial education, and career training and growth opportunities. Our governance efforts are led by our Board of Directors, which is elected by our stockholders to oversee their interest in the long-term financial strength and overall success of the Company, exercising its members’ business judgment using their collective experience, knowledge and skills. Directors must fulfill their responsibilities as members of the Board of Directors consistent with their fiduciary duty to our stockholders, in compliance with all applicable laws and regulations and our Code of Business Conduct and Ethics. The Board of Directors provides advice and counsel to the Chief Executive Officer and other senior officers of the Company. The Board of Directors ensures that the assets of the Company are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations.

For more information on our corporate responsibility and sustainability initiatives, a copy of our Corporate Responsibility Report can be found on our website at www.firstindustrial.com/responsibility.

BOARD OVERSIGHT OF RISK MANAGEMENT

The Board of Directors oversees the business of the Company and our stockholders’ interests in the long-term financial strength and overall success of the Company’s business. In this respect, the Board of Directors is responsible for overseeing the Company’s risk management. The Board of Directors delegates many of these functions to the Board’s committees. Each committee of the Board of Directors is responsible for reviewing the risk exposure of the Company related to the committees’ areas of responsibility and providing input to the Board of Directors on such risks. The Board of Directors and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

For example, under its charter, the Audit Committee is required to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to stockholders, the systems of internal controls that management and the Board of Directors have established and the audit process. The Audit Committee is responsible for facilitating communication between the Company’s independent auditors and the Board of Directors and management, and for reviewing with the independent auditors the adequacy of the Company’s internal controls. The Audit Committee also reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and the Company’s cyber-security risk exposure and mitigation efforts.

Similarly, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior consistent with the Company’s long-term business strategy. We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has focused on aligning our compensation policies with our stockholders’ long-term interests and avoiding short-term rewards for management or awards that encourage excessive or unnecessary risk taking. For example, a substantial amount of compensation provided to the Company’s executive officers is in the form of equity awards for which the ultimate value of the award is tied to the Company’s stock price, and which awards are subject to long-term vesting schedules, thereby aligning the Company’s executive officers’ interests with those of our stockholders. In addition, annual cash and equity bonuses provided to management under the 2020 Employee Bonus Plan (as defined on page 26) were contingent, among other factors, upon the Company’s satisfaction of prescribed levels of funds from operations (“FFO”), same store net operating income growth and fixed charge coverage ratio. Because these awards are directly tied to increased financial performance and stock price, in line with our stockholders’ interests, we believe that none of these types of awards contribute to excessive or unnecessary risk taking. While the Compensation Committee retains discretion to adjust the ultimate payouts under the 2020 Employee Bonus Plan for extraordinary circumstances, such as the COVID-19 pandemic, the Committee made no such changes to influence the outcome of the 2020 bonuses.

COMMUNICATIONS BY STOCKHOLDERS AND OTHER INTERESTED PARTIES

Stockholders of the Company and other interested parties may send communications to the Board of Directors as a whole, to its individual members, to its committees or to its independent members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors”; communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the chair of such committee; and communications to independent members of the Board of Directors as a group should be addressed to the Lead Independent Director. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees. If a stockholder marks his or her communication “Confidential,” such communication will be forwarded directly to the addressee.

BOARD COMMITTEES

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating/Corporate Governance Committee.

Audit Committee

Members:

H. Patrick Hackett, Jr. (Chair)*

Teresa B. Bazemore

Denise A. Olsen

John E. Rau

Number of Meetings in

2020: 5

*In the judgment of the Company’s Board of Directors, the Chair of the Audit Committee, Mr. Hackett, is an “audit committee financial expert,” as such term is defined in the SEC rules, and has “accounting or related financial management expertise,” as defined in the listing standards of the NYSE.

The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm.
In connection with such responsibilities, the Audit Committee:

•  approves the engagement of independent public accountants;

•  is directly involved in the selection of the independent public accounting firm’s lead engagement partner;

•  reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement;

•  pre-approves audit and non-audit services and fees of the independent public accountants;

•  reviews the independence of the independent public accountants; and

•  reviews the adequacy of the Company’s internal control over financial reporting.

In addition, the Audit Committee has responsibility for overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee is, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE and the rules of the SEC, and is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Members: Denise A. Olsen (Chair) Matthew S. Dominski H. Patrick Hackett, Jr. Number of Meetings in 2020: 4

The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (the “2014 Stock Plan”) and has the authority to grant awards under the 2014 Stock Plan.

Each member of the Compensation Committee is, in the judgment of the Board of Directors, independent as required by the listing standards of the NYSE.

Investment Committee

Members: H. Patrick Hackett, Jr. (Chair) Peter E. Baccile Matthew S. Dominski Marcus L. Smith Number of Meetings in 2020: 5

The Investment Committee provides oversight and discipline to the investment process. The Investment Committee oversees implementation of our investment strategy, within parameters set by the Board of Directors, reviews and approves specific transactions and keeps the Board of Directors regularly apprised of our progress and performance with respect to our investment strategy. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria, and the Investment Committee meets with the Company’s investment personnel and reviews each submission thoroughly. The Investment Committee’s charter details the required approval authority for various types of transactions, with the level of approval required varying depending on the type of transaction and the dollar amount involved, and the Investment Committee oversees the implementation of such approval requirements.

Nominating/Corporate Governance Committee

Members: John E. Rau (Chair) Matthew S. Dominski Marcus L. Smith Number of Meetings in 2020: 1

The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may occur on the Board of Directors. In turn, the Board of Directors either approves by a majority vote all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations, in each case in whole, but not in part. In the event that the Board of Directors rejects the recommended nominations, the Nominating/Corporate Governance Committee develops a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, proper notice must be given in accordance with the Company’s Bylaws and applicable SEC regulations to the Secretary of the Company. Pursuant to the Company’s Bylaws and applicable SEC regulations, such notice of a director nominee must be provided to the Secretary of the Company not more than 150 days and not less than 120 days prior to the first anniversary of the date the Company’s proxy statement for the prior year’s Annual Meeting of Stockholders was released to stockholders. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company must, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company. While the Nominating/Corporate Governance Committee has not adopted a formal diversity policy, the Company values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. As part of the nomination process, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time to time, and the Nominating/Corporate Governance Committee and the Board of Directors considers highly qualified candidates, including women and minorities.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Each member of the Nominating/Corporate Governance Committee is, in the judgment of the Board of Directors, independent as required by the listing standards of the NYSE.

DIRECTOR COMPENSATION

Compensation of non-employee directors is periodically reviewed by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites for their service, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

The Company provided the following compensation to our non-employee directors in 2020:

•	annual cash fees of $70,000 and annual equity grants with a grant date fair value of approximately $70,000;

•	annual cash fee of $50,000 from January 1, 2020 through July 14, 2020, and $35,000 beginning July 15, 2020, each payable on an annualized basis, for service as the Chairman of the Board of Directors;

•	annual cash fee of $25,000 for service as the Lead Independent Director; and

•	annual supplemental fee for chair and committee service as set forth in the following table:

	Annual Fee

Committee	Chair ($)	Member ($)
Audit Committee	30,000	9,000
Compensation Committee	20,000	7,500
Nominating/Corporate Governance Committee	15,000	6,000
Investment Committee	25,000	7,500

The Company began providing the annualized cash fee of $25,000 to the chair of the Investment Committee effective as of July 15, 2020.

The Company does not pay additional compensation to directors who are also employees of the Company, such as Mr. Baccile, our Chief Executive Officer. Additionally, no fees are paid for attendance at in-person or telephonic meetings of the Board of Directors and its committees. All cash fees payable to our non-employee directors are paid in quarterly installments.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total Compensation ($)

Teresa B. Bazemore(2)	51,654	70,000	121,654

Matthew S. Dominski	104,572	70,000	174,572

Bruce W. Duncan(3)	64,565	-	64,565

H. Patrick Hackett, Jr.	121,584	70,000	191,584

Denise A. Olsen	92,946	70,000	162,946

John E. Rau	119,000	70,000	189,000

L. Peter Sharpe	90,134	70,000	160,134

W. Ed Tyler(3)	26,827	-	26,827

(1)

Represents 1,967 shares granted to each director on May 6, 2020, in either restricted stock units or LP Units at each director’s election. All such shares vest on the earlier of the first anniversary of the grant date or the Company’s next annual stockholder meeting. Amounts are based on the Common Stock price as of the grant date, which was $35.58.

(2)	Director joined the Board on May 6, 2020. Amounts represent compensation for partial year of service.
(3)	Represents compensation paid prior to each director’s departure from the Board in 2020.

COMPENSATION DISCUSSION AND ANALYSIS

2020 ACCOMPLISHMENTS

2020 was a successful year for the Company, as we maintained effective business continuity and safe operations for our employees, customers and business partners during the coronavirus (COVID-19) outbreak. This included continued execution of our strategy: driving long-term cash flow growth and value for stockholders through leasing, enhancing our portfolio through developing, acquiring and selling select properties and maintaining our strong balance sheet.

Decisions by the Board of Directors on executive compensation are reflective of the Company’s strong performance during the year, including:

•	Maintaining high levels of portfolio occupancy, ending the year at 95.7% occupied in our in-service portfolio.
•	Growing cash rental rates on new and renewal leasing 13.5%, the second highest annual result for this metric in the Company’s history.
•	Growing cash same store net operating year income by 4.4%.
•	Growing our Common Stock dividend by 8%.
•	Collecting more than 99% of cash rental billings from tenants in the face of the business impact from the global pandemic from April through December.
•

Placing in service 10 development properties, 79% leased, totaling 2.5 million square feet, with an estimated total investment of $222 million; comprised of four buildings in Dallas, two buildings each in Southern California and Houston, and one each in South Florida and Phoenix.

•	Acquiring eight buildings totaling 1.5 million square feet for $154 million.
•	Acquiring six land parcels totaling 128.8 acres for a total investment of $70 million.
•

Forming a new joint venture with Diamond Realty, the U.S. real estate investment arm of Mitsubishi Corporation, that acquired 569 acres at the Camelback 303 business park in Phoenix; total purchase price was $71 million with our interest in the venture at 43%.

•

Selling 28 buildings totaling 1.9 million square feet for a total of $153 million; this excludes the sale of a 618,000 square-foot building in Phoenix for $55 million which was recognized in the third quarter of 2019 at the time the tenant exercised its purchase option.

OBJECTIVES AND DESIGN OF COMPENSATION PROGRAM

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes that its executive compensation program should not only serve to attract and retain talented and capable individuals but should also provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value over the long term.

What We Pay and Why

Following is a summary of (a) the Compensation Committee’s objectives for the compensation of our named executive officers and (b) how the Compensation Committee believes its decisions on executive officer compensation achieve the stated objectives:

OBJECTIVES

•   Reward performance and initiative

•   Attract, retain, and reward executive officers who have the motivation, experience, and skills to continue our track record of profitability, growth and attractive total shareholder return

•   Be competitive with other REITs viewed as competitors for executive talent

•   Link compensation with enhancing stockholder value

•   Reward for short-term and long-term successes

HOW OBJECTIVES ACCOMPLISHED

•   While we do not employ a formula, base salary generally comprises a smaller portion of each named executive officer’s total target pay.

•   A significant portion of each named executive officer’s total target compensation is structured as performance-based using a combination of annual cash bonus and long-term incentive equity awards.

•   We utilize a variety of objective performance goals that we consider key drivers of value creation to minimize the potential risk associated with over-weighting any particular performance measure. Goals have historically included funds from operations, same store net operating income growth, fixed charge coverage ratio and discretionary objectives.

•   The ultimate value of performance-based long-term incentive equity awards is dependent on both the Company’s total shareholder return as compared to a REIT index and select peers. We think using both performance measures, together with time-based equity awards, provides a balanced approach that compensates for performance but does not motivate excessive risk taking.

THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has the overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee typically formulates compensation beginning in November of the prior fiscal year and continuing through the first quarter of the applicable fiscal year, by setting salaries and, if applicable, maximum bonuses for the Company’s employees, including those named executive officers listed in the Summary Compensation Table on page 35 (the “Named Executive Officers”). Also, typically in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria to be used for that year in determining the incentive compensation of the Company’s employees, including the Named Executive Officers, other than those covered by separate plans or agreements. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to the Company’s employees, including the Named Executive Officers, with respect to the year just ended, pursuant to the performance criteria or, as applicable, pursuant to separate plans or agreements. In accordance with such determination, the Committee approves cash bonuses and equity awards, typically in February.

During the first quarter of the applicable fiscal year, our Chief Executive Officer meets with the Compensation Committee to present and discuss recommendations with respect to the applicable fiscal year’s salaries and maximum bonuses for the Named Executive Officers, other than himself. Also, in the first quarter of each year, our Chief Executive Officer meets with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. In addition, our Chief Executive Officer meets with the Compensation Committee regarding employment agreements that the Company has entered into (if any). Our Chief Executive Officer does not participate in any decisions or determinations with respect to his own compensation.

Periodically, although not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. Consistent with SEC rules, prior to any such engagement, the Company will assess any potential conflicts of interest the advisor may have that may negatively impact their independence to determine whether the retention of any compensation consultant to advise the Compensation Committee on executive compensation matters will create a conflict of interest.

In 2018, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally-recognized compensation consultant firm specializing in the real estate industry, to review the appropriateness of the amount and structure of our compensation program. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy to certain executive officers, including the Named Executive Officers; (2) evaluate pay by individual and in the aggregate across the team, further measured against company size and performance; (3) identify the appropriate mix between compensation components (base salary, annual incentive, and long-term incentive) for each position under study; (4) examine specific plan design parameters, focusing on the long-term incentive component, to better understand how the Company’s existing programs compare to market practices and industry trends; and (5) compile data on the prevalence of certain employment policies and practices among the Company’s peers.

As part of its review, FPL surveyed the compensation programs of 12 real estate companies, focusing on companies of similar size and asset class to position FR near the market median of such comparisons. This peer group, which was referenced primarily to gauge the general appropriateness of the Company’s overall executive compensation structure, included the following companies, with First Industrial at the 45th percentile of the peer group by market capitalization:

Brandywine Realty Trust	DCT Industrial Trust, Inc.	Liberty Property Trust
CoreSite Realty Corporation	Duke Realty Corporation	Physicians Realty Trust
Corporate Office Properties Trust	EastGroup Properties, Inc.	PS Business Parks, Inc.
Cousins Properties Incorporated	Highwoods Properties, Inc.	STAG Industrial, Inc.

DCT Industrial Trust, Inc. was acquired by Prologis, Inc. in August 2018, and Liberty Property Trust was acquired by Prologis, Inc. in February 2020. Following their respective acquisitions, the Compensation Committee excluded DCT Industrial Trust, Inc. and Liberty Property Trust from the above peer group as it used the peer group compensation data to evaluate the appropriateness of the Company’s executive compensation.

The Compensation Committee used the peer group data provided in connection with FPL’s survey not as a benchmark, but rather as a reference point to gauge generally the appropriateness of the Company’s executive compensation programs.

The Compensation Committee retains the discretion to work again with FPL or an alternative compensation consultant to review our executive compensation program. Consistent with SEC rules, the Company assessed whether the work of FPL raised any conflict of interest and determined that the retention of FPL to advise the Compensation Committee concerning executive compensation matters did not create a conflict of interest. Neither the Compensation Committee nor the Company has any other professional relationship with FPL, although an affiliate of FPL periodically provides recruitment services to the Company. In 2020, this affiliate of FPL was engaged by the Company, at the direction of management under the supervision, but without the formal approval, of our Board of Directors, to provide recruitment services and was paid fees of $209,950 for such services. In 2020, FPL was paid $61,950 for compensation-related services.

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, incentive bonuses, long-term incentive program awards, benefits and perquisites. Each component of the Company’s executive compensation program is intended to attract and retain talented, capable individuals to the Company’s executive ranks. The Compensation Committee believes equity awards play an important role in aligning management’s interests with those of the Company’s stockholders because these equity awards derive their value from our Common Stock. For this reason, equity awards are a significant part of executive compensation.

Base salary, benefits and perquisites are intended to provide a level of fixed compensation to the Named Executive Officers for services rendered during the year. Increases to base salary are typically a function of individual performance and general economic conditions. Benefits and perquisites that are generally available to the Company’s employees, including the Named Executive Officers, currently include: premiums paid on term life, short-term and long-term disability insurance; standard health insurance; and 401(k) matching contributions. Car allowances are offered to select employees of the Company, including some of the Named Executive Officers.

Incentive bonuses, by contrast, are linked to, and are a function of, the achievement of performance criteria that are designed with the intention of incentivizing the Named Executive Officers to maximize the Company’s overall performance. Incentive bonuses are awarded in cash.

Our long-term incentive program, which consists of performance-based and time-based equity awards, is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program to our total shareholder return. The Company provides its executives with the choice of accepting equity awards in the form of awards that settle in either Common Stock or partnership interests in our operating partnership, First Industrial, L.P., that are structured as a “profits interest” for U.S. federal income tax purposes (“LP Units”). Generally, LP Units entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our Common Stock underlying such LP Units, though receipt of such distributions may be delayed or made contingent on vesting. Once an LP Unit has vested and received allocations of book income sufficient to increase the book capital account balance associated with such LP Unit (which will initially be zero) to equal, on a per-unit basis, the book capital account balance associated with a “common unit” of partnership interest of First Industrial, L.P., it automatically becomes a common unit that is convertible by the holder into one share of Common Stock or, at the Company’s option, a cash equivalent.

2020 COMPENSATION HIGHLIGHTS

To better align pay for performance, and to focus on stockholder alignment, we determined in 2019, with actions first effective in 2020, to both eliminate the amount of equity incentive based on annual company performance goals and to grant additional performance-based and time-based equity awards designed to increase the percentage of at-risk pay for our Named Executive Officers as a percentage of their total compensation and increase the percentage of their equity compensation that is performance-based.

The below table reflects changes to our compensation program authorized in 2019 and implemented in 2020 for our Named Executive Officers:

Increase Percentage of At-Risk Pay	As total compensation is adjusted to market, greater emphasis is placed on equity awards.

Increased Percentage of Performance-Based Equity	Equity compensation mix now 70% performance-based awards and 30% time-based awards.

Performance Metrics Adjusted	40% of equity awards are based on performance relative to the “Industrial Peer Group” (as defined below) and 30% are based on performance relative to the FTSE Nareit All Equity Index.

Performance Measurement Adjusted	Eliminated the amount of equity potential based on annual performance goals and increased the amount based on relative total shareholder return over a 3-year period.

TSR Goals Modified	Total shareholder return metrics changed from a percentage deviation from the index to a percentile level of performance relative to the companies in the index.

Annual Cash Bonus Plan

The relative weightings of FFO per share and Same Store NOI growth metrics have been adjusted. The weighting of Same Store NOI growth was adjusted upward to 25% (from 10%) and the weighting of FFO per share was adjusted downward to 50% (from 65%).

Base Salary	Base salaries for each Named Executive Officer were increased. Base salaries had not been increased since January 1, 2013.

In February 2020, the Company entered into a new employment agreement with Mr. Baccile, which replaced his prior employment agreement and provides for a term of employment through December 31, 2024. The purpose of the new employment agreement was to secure Mr. Baccile’s longer-term commitment to the Company by moving from a rolling two-year employment term to a five-year employment term. Mr. Baccile’s new employment agreement is described in greater detail starting on page 41 under “Potential Payments Upon Termination or Change in Control.”

The charts below depict how our Chief Executive Officer’s overall compensation mix changed from 2019 to 2020, including increases in the percentage of his total compensation that is performance-based and that constitutes long-term incentive compensation.

Specifically, long-term incentive compensation comprised 6% of our Chief Executive Officer’s target pay opportunity in 2019 which, starting in 2020, was significantly increased to comprise approximately 43% of his target pay opportunity and the largest component of his pay. Consequently, the amount of pay tied to short-term incentive compensation declined from approximately 72% in 2019 to 36% of the overall target pay opportunity starting in 2020.

The charts below depict how our Chief Executive Officer’s equity compensation mix changed from 2019 to 2020, showing that portion that was short-term time-based incentive equity compensation versus long-term performance-based incentive equity compensation:

The charts below depict how the overall compensation mix changed from 2019 to 2020 for our Named Executive Officers, other than our Chief Executive Officer, including increases in the percentage of their total compensation that is performance-based and that constitutes long-term incentive compensation.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We have determined that our stockholders should vote on a say-on-pay proposal each year. While the results of each of these votes is non-binding, we believe that presenting this matter to our stockholders annually is an important means of obtaining investor feedback on our compensation policies.

At our 2020 Annual Meeting of Stockholders, more than 96% of the votes cast in the vote on the compensation of our Named Executive Officers as disclosed in the proxy statement for that meeting were in favor of such compensation. As a result, consistent with the strong support we have received in recent say-on-pay votes (summarized in the table below), the compensation of our Named Executive Officers was approved by our stockholders on an advisory basis.

Say-on-Pay: Historically High Stockholder Approval

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides the Named Executive Officers with base salaries to compensate them for services rendered during the fiscal year. The base salaries of the Named Executive Officers are a function of either the minimum base salaries specified in their employment agreements or the base salary negotiated at the time of an executive’s initial employment, and any subsequent changes to such base salaries approved by the Compensation Committee. In determining changes to such base salaries for any year, the Compensation Committee considers individual performance of the Named Executive Officers in the most recently completed year, including organizational and management development, and leadership exhibited from year-to-year. The Compensation Committee also considers, but does not specifically benchmark compensation to, peer information provided by compensation consultants. The Compensation Committee also considers general economic conditions prevailing at the end of the most recently completed year, when the changes for the following year are typically determined. The Company does not guarantee annual base salary increases to anyone.

In February 2020, the Company entered into a new employment agreement with our Chief Executive Officer, Mr. Baccile, that provides, among other things, for a minimum annual base salary of $850,000. For 2021, Mr. Baccile’s base salary was increased to $875,000 by the Compensation Committee. The base salaries paid to the Named Executive Officers other than our Chief Executive Officer were also increased in 2021, to the following amounts: $437,000 (Mr. Yap); $335,000 (Mr. Musil); $330,000 (Mr. Harker) and $330,000 (Mr. Schultz). Prior to the 2020 changes, base salaries had not been increased since January 1, 2013.

Annual Performance-Based Bonuses

The Company provides its senior executives with annual incentive compensation based on individual and company performance, which starting in 2020 is paid entirely in cash.

2020 Employee Bonus Plan

For 2020, each Named Executive Officer participated in the incentive compensation plan generally available to the Company’s employees (the “2020 Employee Bonus Plan”), which plan was recommended by the Compensation Committee and adopted by the Board of Directors on February 27, 2020.

Under the 2020 Employee Bonus Plan, a “bonus pool” was funded based on the achievement by the Company of certain identified thresholds in four performance categories. For 2020, these categories were (i) FFO per share (as described below), (ii) same store NOI (“SS NOI”) growth (as described below), (iii) fixed charge coverage ratio (as described below) and (iv) discretionary financial and non-financial objectives determined by the Company’s Chief Executive Officer. The Compensation Committee believes that FFO per share is an important measure of the Company’s performance because, by excluding gains or losses related to sales of real estate assets, real estate asset depreciation and amortization and impairment charges recorded on real estate, FFO captures the operating results of the long-term assets that form the core of the Company’s business and makes comparison of the Company’s operating results with those of other REITs more meaningful. The Compensation Committee believes that, because our success depends largely upon our ability to lease space and to recover the operating costs associated with those leases from our tenants, SS NOI is also an important measure of the Company’s performance. Finally, the Compensation Committee believes that fixed charge coverage ratio is an important measure of the Company’s performance because it is critical to maintaining and improving the rating on the Company’s unsecured debt.

Each of these performance categories may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain items. The Compensation Committee assigned weighting factors to each of the performance categories, such that performance in certain categories had a more pronounced impact on the bonus pool under the 2020 Employee Bonus Plan than did performance in other categories. The weighting factors were as follows:

Category	Weighting Factor

FFO(1) per share	50%

SS NOI(2) growth	25%

Fixed charge coverage ratio(3)	10%

Discretionary objectives	15%

(1)

FFO is a non-GAAP financial measure created by Nareit as a supplemental measure of REIT operating performance that excludes certain items from net income determined in accordance with GAAP. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of Nareit and therefore may not be comparable to other similarly titled measures of other companies. Please see the reconciliation of FFO to net income available to common stockholders contained in our Annual Report on Form 10-K filed on February 16, 2021.

(2)

SS NOI is a non-GAAP financial measure that provides a measure of rental operations and that, as calculated by the Company, does not factor in depreciation and amortization, general and administrative expense, interest expense, impairment charges, equity in income and loss from joint venture, income tax benefit and expense, gains and losses on retirement of debt and gains and losses on the sale of real estate. The Company defines SS NOI as revenues minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, minus the net operating income of properties that are not same store properties and minus the impact of straight-line rent, the amortization of above/below market leases and lease termination fees. As so defined, SS NOI may not be comparable to same store net operating income or similar measures reported by other REITs that define same store properties or net operating income differently. The major factors influencing SS NOI are occupancy levels, rental rate increases or decreases and tenant recoveries increases or decreases. Please see the reconciliation of same store revenues and property expenses to SS NOI contained in our Annual Report on Form 10-K filed on February 16, 2021.

(3)

The Company is a party to certain lending arrangements that require the Company to maintain a specified fixed charge coverage ratio. For purposes of the 2020 Employee Bonus Plan, the Company defined fixed charge coverage ratio in accordance with that certain Third Amended and Restated Unsecured Revolving Credit Agreement, dated as of October 31, 2017, a copy of which was filed with our Current Report on Form 8-K filed on November 2, 2017.

The Compensation Committee established performance targets relating to each performance category for the 2020 Employee Bonus Plan. At target performance, the bonus pool is funded at the aggregate 75% level of achievement. At maximum performance, the bonus pool is funded at the aggregate 125% level of achievement. The Company’s 2020 performance in the identified performance categories resulted in the following funding of the bonus pool associated with that performance category:

Category	Performance Target	Actual Result	Bonus Pool Funding%
FFO per share	$1.85(1)	$1.90(1)	108.3%
SS NOI growth	4.75%(2)	4.60%(2)	67.5%
Fixed charge coverage ratio	4.72x	4.81x	125.0%

(1)	Amount excludes accruals for cash bonuses and certain other items.
(2)

The Compensation Committee calculates SS NOI growth using a cumulative quarterly average as opposed to the methodology traditionally utilized in our financial reporting, which measures the year-over-year growth of the year-end population of our properties.

The Compensation Committee determined that the funding percentage for the bonus pool with respect to the discretionary objectives should be 100% based on the Company’s overall performance in 2020, as described in greater detail on page 19 under “2020 Accomplishments.” The Compensation Committee authorized an aggregate bonus pool available under the 2020 Employee Bonus Plan up to a 98.5% level of achievement for bonuses of all eligible employees, including the Named Executive Officers. After determining the aggregate bonus pool available under the 2020 Employee Bonus Plan, the Compensation Committee and our Chief Executive Officer allocated individual awards based on the individual award recipients’ performance. While the Compensation Committee retains discretion to adjust the ultimate payouts under the 2020 Employee Bonus Plan for extraordinary circumstances, such as the COVID-19 pandemic, the Committee made no such changes to influence the outcome of the 2020 bonuses, which were earned based on previously established metrics and targets.

The target bonuses for the Named Executive Officers at the 100% level of achievement for purposes of the 2020 Employee Bonus Plan were as follows:

Executive Officer	Achievement of Cash Bonus (% of Base Salary)
Peter E. Baccile	225%
Johannson L. Yap	200%
Scott A. Musil	150%
David G. Harker	150%
Peter O. Schultz	150%

The actual percentage of cash bonuses (the “Individual Cash Percentage”) awarded to the Named Executive Officers were determined as described below.

The actual individual bonuses paid to the Named Executive Officers (other than Mr. Baccile) from the bonus pool were determined by the Compensation Committee, after recommendations from our Chief Executive Officer, based upon the respective officer’s achievement of the following individual performance objectives that were approved by the Board of Directors and communicated to the officer:

Executive Officer	Individual Performance Objectives
Johannson L. Yap	Progress with respect to investments and divestitures, completing and leasing developments and overall performance of the West Region of the Company
Scott A. Musil	Progress with respect to leverage and fixed charge coverage ratios, execution of the Company’s private placement debt offering, term loan renewal and overall investor relations
David G. Harker	Progress with respect to investments, completing and leasing developments and overall performance of the Central Region of the Company
Peter O. Schultz	Progress with respect to investments, completing and leasing developments and overall performance of the East Region of the Company

The actual individual bonus paid to Mr. Baccile from the bonus pool was determined by the Compensation Committee based upon its assessment of the Company’s overall performance and the Company’s achievement of the corporate performance goals under the 2020 Employee Bonus Plan.

The cash bonus payments made in the first quarter of 2021 to each of our Named Executive Officers in settlement of awards under the 2020 Employee Bonus Plan, together with the applicable Individual Cash Percentage (which reflects the actual cash bonus as a percentage of the respective 98.5% level of target bonus achievement for each individual), are reflected in the following table:

Executive Officer	Individual Cash Percentage (%)	Cash Bonus Paid ($)

Peter E. Baccile	96%	1,830,000
Johannson L. Yap	105%	892,500
Scott A. Musil	98%	480,000
David G. Harker	102%	489,500
Peter O. Schultz	86%	415,000

For 2018 and 2019, the Named Executive Officers participated in an incentive compensation plan similar to the 2020 Employee Bonus Plan, except that in 2018 and 2019 bonuses were paid with a mix of cash and equity compensation and represented a greater percentage of each Named Executive Officers’ overall compensation.

Long-Term Incentive Program Awards

2020 Long-Term Incentive Program

In 2019, the Company determined to update its long-term incentive program awards with the goal of increasing the portion of our executive officer’s total equity compensation that is performance-based while also incorporating new awards that are subject to time-based vesting, with the initial awards under the updated long-term incentive program made in January 2020. Certain of these awards consist of long-term equity that vests only if the Company achieves certain total return thresholds in comparison to our peers (the “Long-Term Performance Awards”).

The following table highlights the significant changes we made to the Long-Term Incentive Program for 2020:

Long-Term Performance Awards are determined based on the anticipated dollar value of the award and then issued, at the grantee’s option, in a number of performance-based RSUs or performance-based LP Units (such LP Units, “Performance LP Units”) corresponding to the appropriate dollar value.

2020 Long-Term Transition Awards

The 2020 performance-based awards are divided into three tranches with one-year, two-year, and three-year performance periods. The three-year performance period is reflective of the standard go-forward grants that will be made annually under this new program. The grants with the one- and two-year performance periods are intended as one-time only grants in order to maintain an appropriate level of overall long-term compensation opportunity during the transition from the historical program to the new program. The diagram below shows the grant and vesting schedule of the historical performance-based awards, the historical Employee Bonus Plan equity awards, the transition awards, as well as the new standard performance- and time-based long-term incentive awards (discussed in more detail below).

2020 and 2021 Long-Term Performance Awards

Effective January 1, 2020, the Board of Directors authorized grants of Long-Term Performance Awards under the 2014 Stock Plan to certain employees of the Company, including each Named Executive Officer. Forty-three percent (43%) of each Long-Term Performance Award vests based upon the relative total stockholder return of our Common Stock as compared to the total shareholder return of the companies comprising the FTSE Nareit All Equity Index over the pre-established performance measurement period (the “Nareit All Equity Units”). Fifty-seven percent (57%) of each Long-Term Performance Award vests based upon the relative total stockholder return of our Common Stock as compared to the total shareholder return of the following companies: Prologis, Inc. (PLD), Duke Realty Corporation (DRE), Rexford Industrial Realty, Inc. (REXR), EastGroup Properties, Inc. (EGP), PS Business Parks, Inc. (PSB), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), Monmouth Real Estate Investment Corporation (MNR), and Industrial Logistics Properties Trust (ILPT) (the “Industrial Peer Group”), over the pre-established performance measurement period (the “Peer Group Units”).

The Nareit All Equity Units and the Peer Group Units granted effective February 10, 2021 each vest as follows:

	Percentile Rank	Vesting Percentage
Threshold	25th Percentile	62.5%
Target	55th Percentile	100%
Maximum	80th Percentile	250%

The Long-Term Performance Awards granted effective January 1, 2020 are summarized in the table below.

Executive Officer	Date of Grant	Form of Award	Units Awarded	Performance Period
Peter E. Baccile	1/1/2020	Performance LP Units	72,329	1/1/2020 – 12/31/2022
Johannson L. Yap	1/1/2020	Performance LP Units	37,416	1/1/2020 – 12/31/2022
Scott A. Musil	1/1/2020	Performance LP Units	22,529	1/1/2020 – 12/31/2022
David G. Harker	1/1/2020	Performance LP Units	22,766	1/1/2020 – 12/31/2022
Peter O. Schultz	1/1/2020	Performance LP Units	22,766	1/1/2020 – 12/31/2022

The Long-Term Performance Awards granted effective February 10, 2021 are summarized in the table below.

Executive Officer	Date of Grant	Form of Award	Target Units	Maximum Units	Performance Period
Peter E. Baccile	2/10/2021	Performance LP Units	28,495	71,238	1/1/2021 – 12/31/2023
Johannson L. Yap	2/10/2021	Performance LP Units	15,027	37,567	1/1/2021 – 12/31/2023
Scott A. Musil	2/10/2021	Performance LP Units	8,876	22,189	1/1/2021 – 12/31/2023
David G. Harker	2/10/2021	Performance LP Units	8,969	22,423	1/1/2021 – 12/31/2023
Peter O. Schultz	2/10/2021	Performance LP Units	8,708	21,770	1/1/2021 – 12/31/2023

If a Long-Term Performance Award is granted in the form of Performance Units, each Performance Unit represents the right to receive, upon vesting, one share of Common Stock plus dividend equivalents representing any dividends that accrued with respect to such share after the issuance of the Performance Unit and prior to the date of vesting, which dividend equivalents are subject to the same restrictions as the underlying unit award and will only be issued upon vesting in proportion to the vesting of the underlying award.

If a Long-Term Performance Award is granted in the form of Performance LP Units, additional Performance LP Units are conditionally awarded to represent anticipated dividends, and such additional Performance LP Units are subject to the same restrictions as the underlying Performance LP Units and are subject to forfeiture upon vesting to the extent of dividends actually received with respect to the applicable Performance LP Units during the performance period. The number of Performance LP Units reflected as issued to each Named Executive Officer in the table above is exclusive of such additional Performance LP Units conditionally awarded to represent anticipated dividends. If applicable vesting conditions and any other restrictions are not satisfied, recipients will forfeit their Performance LP Units. During the applicable performance period, each Performance LP Unit entitles the holder to receive dividends equal to one-tenth of any dividends otherwise payable with respect to LP Units.

Upon the consummation of a change in control of the Company, each grantee of a Long-Term Performance Award would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of death or disability, provided that, solely with respect to any Long-Term Performance Awards granted effective January 1, 2019, the grantee would only become vested in a pro-rata portion of such Long-Term Performance Awards. In the event of termination of a grantee’s employment due to retirement, the grantee would retain the Long-Term Performance Awards granted effective January 1, 2020 and such Long-Term Performance Award would vest, at the end of the original performance period, based on the level of achievement of the relevant performance targets through the end of such performance period, and the grantee would become vested in a pro rata portion of the Long-Term Performance Awards granted in 2019 based on the level of achievement of the relevant performance targets through the end of the original performance period.

2020 and 2021 Long-Term Time-Based Awards

Starting in 2020, we have chosen to provide long-term equity to our executives on an annual basis that vests in equal annual installments over a three-year period based on our executives’ continued service to the Company (the “Long-Term Time-Based Awards”). Long-Term Time-Based Awards are determined based on the anticipated dollar value of the award and then issued, at the grantee’s option, in a number of time-based RSUs, which represent the right to receive an equivalent number of shares of Common Stock upon vesting, or time-based LP Units (such LP Units, “Time-Based LP Units”) corresponding to the appropriate dollar value.

Effective January 1, 2020, the Board of Directors authorized grants of Long-Term Time-Based Awards under the 2014 Stock Plan to certain employees of the Company, including each Named Executive Officer. These Long-Term Time-Based Awards are summarized in the table below:

Executive Officer	Date of Grant	Form of Award	Units Awarded

Peter E. Baccile	1/1/2020	Time-Based LP Units	12,402

Johannson L. Yap	1/1/2020	Time-Based LP Units	6,417

Scott A. Musil	1/1/2020	Time-Based LP Units	3,864

David G. Harker	1/1/2020	Time-Based LP Units	3,903

Peter O. Schultz	1/1/2020	Time-Based LP Units	3,903

Effective February 10, 2021, the Board of Directors authorized grants of Long-Term Time-Based Awards under the 2014 Stock Plan to certain employees of the Company, including each Named Executive Officer. These Long-Term Time-Based Awards are summarized in the table below:

Executive Officer	Date of Grant	Form of Award	Units Awarded

Peter E. Baccile	2/10/2021	Time-Based LP Units	12,213

Johannson L. Yap	2/10/2021	Time-Based LP Units	6,441

Scott A. Musil	2/10/2021	Time-Based LP Units	3,804

David G. Harker	2/10/2021	Time-Based LP Units	3,846

Peter O. Schultz	2/10/2021	Time-Based LP Units	3,732

Upon the consummation of a change in control of the Company, each grantee of a Long-Term Time-Based Award would become fully vested in any unvested portion of the award. In the event of a termination of a grantee’s employment due to death, disability or retirement, the grantee would become fully vested in any unvested portion of the award. If a Long-Term Time-Based Award is granted in the form of restricted stock units, prior to vesting the recipient will not be entitled to receive dividends declared with respect to our Common Stock but, with respect to any cash dividends declared with respect to our Common Stock, will receive a cash payment equivalent to the amount of such dividend per share of Common Stock multiplied by the unvested portion of the Long-Term Time-Based Award. If a Long-Term Time-Based Award is granted in the form of Time-Based LP Units, such Time-Based LP Units entitle the holder to receive dividends prior to vesting.

Broad-Based Benefits

All full-time employees are eligible to participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance and our 401(k) plan.

Termination and Change in Control Triggers

Mr. Baccile is the only Named Executive Officer with an employment agreement. His agreement, along with the separate agreements with respect to his equity awards granted pursuant to the Company’s 2014 Stock Plan, specify events, including a change in control, that trigger the payment of cash and, as discussed above, vesting in his equity awards.

Each of the other Named Executive Officers has an agreement with respect to each of their equity awards granted pursuant to the Company’s 2014 Stock Plan that specify events, including a change in control, that trigger the vesting of such awards. Additionally, each of the other Named Executive Officers is subject to a change in control policy, which provides for specified severance if such person’s employment with the Company is terminated without cause or by the employee for good reason, from four months prior to, until 18 months following, a change in control of the Company. This change in control policy is described in greater detail on page 42 under “Change in Control Policy.”

In addition to the foregoing, equity awards granted to our Named Executive Officers provide certain continued rights if the termination of employment is due to retirement (as defined in the applicable equity awards). See “Potential Payments Upon Termination or Change in Control” starting on page 41 for more information on the payments triggered by such events.

The Company believes having such events as triggers for the payment of cash and/or accelerated equity award vesting promotes stability and continuity of management. See “Potential Payments Upon Termination or Change in Control” starting on page 41 for more information on the payments triggered by such events.

Stock Ownership Guidelines

In February 2020, the Company amended its Stock Ownership Guidelines with respect to the Company’s directors, such that the guidelines now provide that each director’s stock ownership goal is calculated solely based on the retainer fees provided to such director. The updated Stock Ownership Guidelines for the Company’s directors and senior executive officers are as follows:

Position	Retainer/Base Salary Multiple

Directors	5x

Chief Executive Officer	5x

Chief Financial Officer, Chief Investment Officer and Executive Vice Presidents	4x

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, using each such person’s current retainers (for directors) or base salaries (for senior executive officers) and the greater of (i) the market price on the date of purchase or grant of such Common Stock (or equity valued by reference to Common Stock) or (ii) the market price of such Common Stock (or equity valued by reference to Common Stock) as of the date compliance with the stock ownership guidelines is measured. For persons assuming a director or senior executive officer level position, the stock ownership goal must be achieved within five years after the date they assume such position. A copy of the Stock Ownership Guidelines can be found on the Investors page of the Company’s website at www.firstindustrial.com. All of our directors and Named Executive Officers are currently in compliance with the guidelines.

Until the directors and senior executive officers reach their respective stock ownership goal, they will be required to retain (i) shares that are owned on the date they became subject to the Stock Ownership Guidelines and (ii) at least seventy-five percent (75%) of “net shares” or net-after-tax shares delivered through the Company’s director or executive compensation plans. If the director or senior executive officer transfers an award to a family member, the transferee becomes subject to the same retention requirements. Until the director and senior executive officer stock ownership goals have been met, shares may be disposed of only for one or more of the excluded purposes set forth in the Company’s Stock Ownership Guidelines.

Hedging and Pledging Prohibition

The Company’s insider trading policy prohibits, among other things, its directors, officers and employees from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a limit of $1 million on the amount of compensation that a public company may deduct in any year with respect to certain covered executive officers. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, we retain flexibility to provide compensation that may not be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2020.

Submitted by the Compensation Committee:

Denise A. Olsen, Committee Chair

Matthew S. Dominski

H. Patrick Hackett, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth the aggregate compensation for Peter E. Baccile, the Company’s President and Chief Executive Officer; Scott A. Musil, the Company’s Chief Financial Officer; and certain of the Company’s other highly compensated executive officers as required by SEC rules. The 2020 Grants of Plan-Based Awards table following the Summary Compensation Table provides additional information regarding incentive compensation granted by the Company to these officers in 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Peter E. Baccile President and Chief Executive Officer	2020 2019 2018	850,000 750,000 750,000	4,417,536 1,765,627 1,702,456	(5)	1,830,000 1,822,500 1,570,000	25,496 25,306 22,306	7,123,032 4,363,433 4,044,762

Johannson L. Yap Chief Investment Officer and Executive Vice President – West Region	2020 2019 2018	425,000 379,000 379,000	1,786,488 851,613 777,421	(6)	892,500 818,640 705,000	28,728 25,306 22,306	3,132,716 2,074,559 1,883,727

Scott A. Musil Chief Financial Officer	2020 2019 2018	325,000 265,000 265,000	965,019 525,618 497,419	(7)	480,000 429,300 380,000	19,128 15,706 12,706	1,789,147 1,235,624 1,155,125

David G. Harker Executive Vice President – Central Region	2020 2019 2018	320,000 240,000 240,000	935,323 510,608 467,444	(8)	489,500 421,200 360,000	23,096 22,906 19,906	1,767,919 1,194,714 1,087,350

Peter O. Schultz Executive Vice President – East Region	2020 2019 2018	320,000 250,000 250,000	933,846 450,667 492,438	(9)	415,000 393,750 360,000	24,296 24,106 21,106	1,693,142 1,118,523 1,123,544

(1)

Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used in valuing the 2020 awards. Amounts reflected will only vest upon achievement of sufficient future performance and do not necessarily reflect the amounts that will actually be realized under the respective awards.

(2)

Amounts aggregate the following awards: (a) in connection with the transition from the historic compensation program to the new compensation program (as further discussed below), Time-Based LP Units granted on January 1, 2020, which are valued at $41.51 per unit (the closing price of our Common Stock on December 31, 2019, the last trading day prior to the grant date); (b) in connection with the 2019 Employee Bonus Plan, Time-Based LP Units granted on February 11, 2020, which are valued at $44.40 per unit (the closing price of our Common Stock on the grant date); (c) in connection with the transition from the historic compensation program to the new compensation program (as further discussed below), Performance-Based LP Units granted on January 1, 2020, which are valued at $20.65 per unit based on anticipated performance at the time of grant, which is the probable outcome used to value these awards on the grant date using a Monte Carlo simulation. These performance awards vest over one-year and two-year periods. At anticipated performance, the grant date fair values of these Performance LP Units are $759,053, $163,796, $47,825, $22,405 and $31,718 for Messrs. Baccile, Yap, Musil, Harker and Schultz, respectively. At maximum performance, the grant date fair values of these Performance LP Units are $1,525,825, $329,257, $96,137, $45,038 and $63,759 for Messrs. Baccile, Yap, Musil, Harker and Schultz, respectively, based on a value of $41,51 per unit (the closing price of our Common Stock on December 31, 2019, the last trading day prior to the grant date) and (d) Performance-Based LP Units granted on January 1, 2020, which are valued at $20.65 per unit based on anticipated performance at the time of grant, which is the probable outcome used to value these awards on the grant date using a Monte Carlo simulation. These performance awards vest over a three-year period. At anticipated performance, the grant date fair values of these

Performance LP Units are $1,493,594, $772,640, $465,224, $470,118 and $470,118 for Messrs. Baccile, Yap, Musil, Harker and Schultz, respectively. At maximum performance, the grant date fair values of these Performance LP Units are $3,002,377, $1,553,138, $935,179, $945,017 and $945,017.

(3)

Amounts for 2020 reflect cash awards paid in February 2021 under the 2020 Employee Bonus Plan. The material terms of awards under the 2020 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2020 Employee Bonus Plan.”

(4)

For 2020, includes car allowances paid on behalf of Messrs. Baccile, Yap, Harker and Schultz, an anniversary gift for Messrs. Yap and Musil and term life, short-term and long-term disability insurance premiums and 401(k) matching contributions paid on behalf of each Named Executive Officer.

(5)

Amounts for Mr. Baccile in 2020 reflect: (a) an award of 12,402 Time-Based LP Units; (b) an award of 37,164 Time-Based LP Units; and (c) awards of 12,253 Performance LP Units with a 12-month performance period, 24,505 Performance LP Units with a 24-month performance period, and 72,329 Performance LP Units with a 36-month performance period.

(6)

Amounts for Mr. Yap in 2020 reflect: (a) an award of 6,417 Time-Based LP Units; (b) an award of 13,146 Time-Based LP Units; and (c) awards of 2,644 Performance LP Units with a 12-month performance period, 5,288 Performance LP Units with a 24-month performance period, and 37,416 Performance LP Units with a 36-month performance period.

(7)

Amounts for Mr. Musil in 2020 reflect: (a) an award of 3,864 Time-Based LP Units; (b) an award of 6,567 Time-Based LP Units; and (c) awards of 772 Performance LP Units with a 12-month performance period, 1,544 Performance LP Units with a 24-month performance period, and 22,529 Performance LP Units with a 36-month performance period.

(8)

Amounts for Mr. Harker in 2020 reflect: (a) an award of 3,903 Time-Based LP Units; (b) an award of 6,324 Time-Based LP Units; and (c) awards of 362 Performance LP Units with a 12-month performance period, 723 Performance LP Units with a 24-month performance period, and 22,766 Performance LP Units with a 36-month performance period.

(9)

Amounts for Mr. Schultz in 2020 reflect: (a) an award of 3,903 Time-Based LP Units; (b) an award of 6,081 Time-Based LP Units; and (c) awards of 512 Performance LP Units with a 12-month performance period, 1,024 Performance LP Units with a 24-month performance period, and 22,766 Performance LP Units with a 36-month performance period.

Impact of Compensation Program Transition Awards on 2020 Compensation

As more fully discussed above on page 29, the 2020 stock awards for each NEO included one-time transitional equity grants. The 2020 equity awards in the above Summary Compensation Table are divided into three tranches with one-year, two-year, and three-year vesting or performance periods, depending on whether the award is time or performance-based. The three-year vesting and performance periods are reflective of the standard go-forward grants that will be made annually under this new program. The grants with the one-year and two-year vesting or performance periods are intended as one-time only grants in order maintain an appropriate level of overall long-term compensation opportunity during the transition from the historical compensation program to the new compensation program. Excluding the transitional equity grants would have resulted in the following changes to the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Peter E. Baccile President and Chief Executive Officer	2020 2019 2018	850,000 750,000 750,000	3,143,676 1,765,627 1,702,456	1,830,000 1,822,500 1,570,000	25,496 25,306 22,306	5,849,172 4,363,433 4,044,762

Johannson L. Yap Chief Investment Officer and Executive Vice President – West Region	2020 2019 2018	425,000 379,000 379,000	1,356,323 851,613 777,421	892,500 818,640 705,000	28,728 25,306 22,306	2,702,551 2,074,559 1,883,727

Scott A. Musil Chief Financial Officer	2020 2019 2018	325,000 265,000 265,000	756,799 525,618 497,419	480,000 429,300 380,000	19,128 15,706 12,706	1,580,927 1,235,624 1,155,125

David G. Harker Executive Vice President – Central Region	2020 2019 2018	320,000 240,000 240,000	750,904 510,608 467,444	489,500 421,200 360,000	23,096 22,906 19,906	1,583,500 1,194,714 1,087,350

Peter O. Schultz Executive Vice President – East Region	2020 2019 2018	320,000 250,000 250,000	740,114 450,667 492,438	415,000 393,750 360,000	24,296 24,106 21,106	1,499,410 1,118,523 1,123,544

CEO PAY RATIO

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Baccile, and the ratio of those two values:

•	The 2020 annual total compensation of the median employee of First Industrial Realty Trust (other than our CEO) was $121,533;
•	The 2020 annual total compensation of our CEO, Mr. Baccile, was $7,123,032; and
•

For 2020, the ratio of the annual total compensation of Mr. Baccile to the median annual total compensation of all our employees was 59 to 1. Had Mr. Baccile not received the one-time transitional equity awards, his annual total compensation would have been $5,849,172 as described above, resulting in a CEO pay ratio of 48 to 1.

Background

In 2020, we identified the median employee using all of our employees, exclusive of Mr. Baccile, included in our payroll system as of December 31, 2020. Salaries and wages were annualized for those employees that were not employed for the full year of 2020 and were further adjusted to include the annual bonus at the payout level made to employees generally for those not employed on the bonus payment date. Gross wages for 2020 were ranked from lowest to highest and the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baccile in the Summary Compensation Table shown above.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the amount for Mr. Baccile was calculated in accordance with SEC rules, it does not reflect the compensation he actually received in the year and does not necessarily reflect future amounts that will actually be realized under his outstanding awards. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2020 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target(2) ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter E. Baccile	1/1/2020 1/1/2020 2/11/2020 2/11/2020	— — — —	— — 1,436,500 —	— — 1,912,500 —	27,272 — — —	43,635 — — —	109,087 — — —	— 12,402 — 37,164	2,252,647 514,807 — 1,650,082
Johannson L. Yap	1/1/2020 1/1/2020 2/11/2020 2/11/2020	— — — —	— — 850,000 —	— — — —	11,337 — — —	18,139 — — —	45,348 — — —	6,417 — 13,146	936,436 266,370 — 583,682
Scott A. Musil	1/1/2020 1/1/2020 2/11/2020 2/11/2020	— — — —	— — 487,500 —	— — — —	6,211 — — —	9,938 — — —	24,845 — — —	3,864 — 6,567	513,049 160,395 — 291,575
David G. Harker	1/1/2020 1/1/2020 2/11/2020 2/11/2020	— — — —	— — 480,000 —	— — — —	5,963 — — —	9,540 — — —	23,851 — — —	— 3,903 — 6,324	492,523 162,014 — 280,786
Peter O. Schultz	1/1/2020 1/1/2020 2/11/2020 2/11/2020	— — — —	— — 480,000 —	— — — —	6,076 — — —	9,721 — — —	24,302 — — —	— 3,903 — 6,081	501,836 162,014 — 269,996

(1)	Reflects the date such awards were made effective by the Compensation Committee or the Board of Directors, as applicable.

(2)

For Mr. Baccile, amount reflects the target annual cash incentive bonus to which he is entitled pursuant to the terms of his employment agreement in effect during 2020. No threshold or maximum amounts were established with respect to awards under the 2020 Employee Bonus Plan for the other Named Executive Officers. Amounts for officers other than Mr. Baccile reflect the 100% level of achievement. The material terms of awards under the 2019 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2020 Employee Bonus Plan.”

(3)

Reflects Performance LP Units granted under our Long-Term Incentive Program, the material terms of which are described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The amounts actually earned with respect to such Performance LP Units, if any, would not be earned until the end of the applicable performance period.

(4)	Amounts reflect Time-Based LP Units granted in 2020 for (a) transition awards and (b) service in 2019 under the 2019 Employee Bonus Plan. Such LP Units vest ratably over a period of three years.

(5)

Amounts reflect the aggregate grant date fair value of each stock award as determined under FASB ASC Topic 718. Amounts reflected were not actually received in 2020 and do not necessarily reflect the amounts that will actually be realized with respect to the Time-Based LP Units or Performance LP Units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2020

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Peter E. Baccile	97,903	(3)	4,124,653	74,158	3,124,277

Johannson L. Yap	38,984	(4)	1,642,396	42,548	1,792,547

Scott A. Musil	20,120	(5)	847,656	31,668	1,334,173

David G. Harker	19,269	(6)	811,803	31,327	1,319,807

Peter O. Schultz	18,127	(7)	763,691	31,503	1,327,221

(1)	These amounts are based upon the closing price of our Common Stock on December 31, 2020 ($42.13), the last trading day of the year.

(2)

Amounts reflect unvested Performance LP Units granted in 2019 and 2020 and dividend equivalents accrued through December 31, 2020 with respect to such Performance LP Units. The vesting and other material terms of the awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Plan.” The number of unvested Performance LP Units and related accrued dividend equivalents granted in 2019 for all Named Executive Officers is based on the achievement of the maximum performance measures for the Performance LP Units as the Company achieved maximum performance through December 31, 2020. The number of unvested Performance LP Units and related accrued dividend equivalents granted in 2020 for all Named Executive Officers is calculated by taking the maximum number of Performance LP Units multiplied times 57.18%. which is the weighted average percentage under the assumption of maximum achievement of the Nareit All Equity Index Units and threshold achievement of the Peer Group Units based on these performances through December 31, 2020. 31,920, 20,698, 18,512, 18,032 and 18,208 of Performance LP Units vest on December 31, 2021 and 42,238, 21,850, 13,156, 13,295 and 13,295 of Performance LP Units vest on December 31, 2022, subject to satisfaction of performance criteria for Messrs. Baccile, Musil, Yap, Harker and Schultz, respectively.

(3)	Of the Time-Based LP Units reported here, 49,423 vest in January 2021, 31,958 vest in January 2022 and 16,522 vest in January 2023.

(4)	Of the time-based restricted shares and Time-Based LP Units reported here, 19,579 vest in January 2021, 12,884 vest in January 2022 and 6,521 vest in January 2023.

(5)	Of the Time-Based LP Units reported here, 10,039 vest in January 2021, 6,604 vest in January 2022 and 3,477 vest in January 2023.

(6)	Of the time-based restricted shares and Time-Based LP Units reported here, 9,473 vest in January 2021, 6,387 vest in January 2022 and 3,409 vest in January 2023.

(7)	Of the time-based restricted shares and Time-Based LP Units reported here, 9,088 vest in January 2021, 5,711 vest in January 2022 and 3,328 vest in January 2023.

2020 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of time-based LP Units, time-based restricted shares and performance-based RSUs (inclusive of accrued dividend equivalents related thereto) that vested in 2020. As of December 31, 2020, the Company had no outstanding options to acquire Common Stock.

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Peter E. Baccile	57,615	2,394,411

Johannson L. Yap	37,659	1,568,260

Scott A. Musil	27,074	1,131,184

David G. Harker	26,480	1,106,550

Peter O. Schultz	25,981	1,086,029

(1)

The number of shares reported were acquired as a result of: (a) the vesting of time-based restricted shares and time-based LP Units on January 1, 2020 (consisting of 21,129, 13,986, 7,366, 7,080 and 7,118 shares and 15,436, 6,363, 3,127, 2,978, and 2,383 LP Units for Messrs. Baccile, Yap, Musil, Harker and Schultz, respectively), the value of which is based on the closing price of our Common Stock on January 2, 2020 ($41.23), the first trading day following the date of vesting of such awards and (b) the vesting of performance-based RSUs granted in 2018 and related accrued dividend equivalents on December 31, 2020 (consisting of 16,281 performance-based RSUs for each Named Executive Officer) and the vesting of performance-based LP Units and related conditional LP Units, granted on January 1, 2020 with a one-year performance period based at an achievement of 38.17% (consisting of 4,769, 1,029, 300, 141 and 199 LP Units for Messrs. Baccile, Yap, Musil, Harker and Schultz, respectively), the value of both which is based on the closing price of our Common Stock on December 31, 2020 ($42.13). The value realized on vesting is before payment of any applicable withholding tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Mr. Baccile

In February 2020, the Company entered into a new employment agreement with Mr. Baccile, which replaced his prior employment agreement and provides for a term of employment through December 31, 2024. Mr. Baccile’s new employment agreement provides for a minimum annual base salary of $850,000, which is an increase of $100,000 relative to his base salary under his prior employment agreement. His annual base salary is subject to annual review by the Compensation Committee and may be increased at the discretion of the Compensation Committee. As with his prior employment agreement, under his new employment agreement Mr. Baccile is eligible for annual cash performance bonuses under the Company’s incentive bonus plan, based on the satisfaction of performance goals established by the Company’s Compensation Committee in accordance with the terms of such plan, with a target annual cash bonus of 169% of Mr. Baccile’s annual base salary and a maximum annual cash bonus of 225% of his annual base salary. Mr. Baccile remains entitled to participate in all long-term cash and equity incentive plans generally available to the senior executives of the Company. Beginning in 2021, Mr. Baccile will receive a minimum annual equity award with an aggregate value of no less than $1,715,625. Under his new employment agreement, Mr. Baccile remains entitled to participate in all executive and employee benefit plans and programs of the Company. Mr. Baccile’s new employment agreement also provides for a monthly automobile allowance of $800, which is consistent with his prior employment agreement.

Both Mr. Baccile’s prior and new employment agreements provide for certain lump sum payments, post-termination payments and post-termination benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or a change in control. Under his new employment agreement, upon a termination without cause or because of his death or disability, or upon his resignation for good reason, Mr. Baccile is entitled to (i) his base salary and vacation pay accrued through the date of termination, (ii) his accrued bonus for the fiscal year prior to the year of termination, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date of termination, and (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices. In addition, in connection with such events he is entitled to a severance payment equal to 200% (300% if in connection with a change in control) of the sum of his annual base salary in effect on the termination date plus his average annual bonus during the immediately preceding two full fiscal years. The severance payment is payable in twenty-four installments in accordance with the Company’s regular payroll practices (lump sum if payable in connection with a change in control). Mr. Baccile is also entitled to a prorated annual bonus for the year of termination and two years of healthcare continuation coverage under COBRA at active employee rates. All such severance payments are conditioned upon his execution of a release of claims. In addition, Mr. Baccile will continue to vest in his time-based and performance-based equity awards following any such termination, provided that he complies with certain restrictive covenants. In the “Termination and Change of Control Payments” table below, we have included calculations of the payments provided for in the identified circumstances of termination and change of control under Mr. Baccile’s new employment agreement.

In the event Mr. Baccile’s new employment agreement expires by its terms without renewal, Mr. Baccile is also entitled to (i) his base salary and vacation pay accrued through the date his employment ends, (ii) his accrued bonus for the fiscal year prior to the year of the date the employment period ends, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date the employment period ends, (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices and (v) his regular annual bonus for the fiscal year ending on the date the employment period ends, determined and paid in the ordinary course. He would not be eligible for severance benefits. If the employment agreement expires at the end of its term, or if he retires on or after December 31, 2024, Mr. Baccile will continue to vest in his time-based and performance-based equity awards following his termination, provided that he complies with certain restrictive covenants.

Mr. Baccile’s new employment agreement also contains important non-financial provisions that apply in the event of a termination of employment or a change in control. Mr. Baccile is subject to covenants not to compete, solicit customers or solicit Company employees for a period of two years following his termination of employment. His employment agreement does not provide for a gross-up payment in the event of any excise tax obligation.

Change in Control Policy

The Company has adopted a change in control policy applicable to certain executive officers (the “Change in Control Policy”), which provides for specified severance payable to select executive officers, including the Named Executive Officers, other than the Company’s Chief Executive Officer, if such person’s employment with the Company is terminated without cause or by the employee for good reason during the period beginning four months prior to, and ending 18 months following, a change in control of the Company.

If a Named Executive Officer is eligible for the severance described above and executes a release in the form specified by the Change in Control Policy, such benefits, contingent upon execution of a release, would include: (i) within 45 days from the date of termination, a lump sum cash payment equal to 200% of the sum of (A) the Named Executive Officer’s highest annual rate of base salary over the last 12 months and (B) the average annual bonus paid to the Named Executive Officer for the immediately preceding two fiscal years prior to the year in which the termination occurs (“Bonus Amount”), (ii) a cash payment equal to the greater of the Named Executive Officer’s target annual bonus or the Bonus Amount pro-rated based on the number of days the Named Executive Officer was employed by the Company during the fiscal year in which the date of termination occurred (less the amount of the annual bonus previously paid to the Named Executive Officer for such fiscal year, if any) and (iii) for 12 months following the date of termination, group medical, life and disability coverage for the Named Executive Officer and his or her eligible dependents, under the terms prevailing at the time of termination, and at the cost paid by similarly situated executives, or if continuation of such coverage is not possible, a cash payment in an amount, on an after-tax basis and paid quarterly, equal to the Company’s cost of providing such benefits.

Eligibility for benefits under the Change in Control Policy are conditioned upon compliance with non-compete, non-solicitation, non-disparagement and non-disclosure provisions for a period of one year, depending on the Named Executive Officer, following termination of employment, except as may be otherwise agreed by the Company.

Stock Incentive Plans

Under the 2014 Stock Plan, restricted stock unit awards vest in the event of a change in control. In addition, such Stock Plan empowers the Compensation Committee to determine other vesting events in the individual restricted stock unit awards, including vesting events such as involuntary termination of employment without cause and termination due to disability or death. Currently outstanding award agreements provide for accelerated vesting on a termination due to the participant’s disability, death, or retirement. Assuming that the triggering event occurred on December 31, 2020, each Named Executive Officer would have vested in restricted stock unit awards having the respective values set forth in the table under “Termination and Change in Control Payments” below.

With respect to the Long-Term Performance Awards granted effective January 1, 2019 and January 1, 2020, upon the consummation of a change in control of the Company, each grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of death or disability, provided that, solely with respect to any Long-Term Performance Awards granted effective January 1, 2019, the grantee would only become vested in a pro-rata portion of such Long-Term Performance Awards. In the event of termination of a grantee’s employment due to retirement, the grantee would retain the Long-Term Performance Awards granted effective January 1, 2020 and such Long-Term Performance Award would vest, at the end of the original performance period, based on the level of achievement of the relevant performance targets through the end of such performance period, and the grantee would become vested in a pro rata portion of the Long-Term Performance Awards granted in 2019 based on the level of achievement of the relevant performance targets through the end of the original performance period.

With respect to the Long-Term Time-Based Awards granted effective January 1, 2020, upon the consummation of a change in control of the Company, each grantee of a Long-Term Time-Based Award would become fully vested in any unvested portion of the award. In the event of a termination of a grantee’s employment due to death, disability or retirement, the grantee would become fully vested in any unvested portion of the award.

Life Insurance

In addition to the events of termination of employment identified in the following table and above, each Named Executive Officer is covered by a Company-provided life insurance policy generally available to the Company’s employees. Such policy would entitle the respective Named Executive Officer’s beneficiary to a payment of $400,000 in the event of such Named Executive Officer’s death.

Termination and Change of Control Payments

The following table includes estimated payments owed and benefits required to be provided to our Named Executive Officers under the 2014 Stock Plan, Mr. Baccile’s employment agreement, and the Change in Control Policy described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2020.

Name	Triggering Event	Severance ($)	Accelerated Equity Awards ($)(1)	Medical Insurance Premiums ($)(2)
Peter E. Baccile	Change of Control(3)	—	6,457,010	—
	Termination following Change in Control(4)	9,858,750	—	48,487
	Termination without Cause	7,182,500	—	48,487
	Death or Disability(5)	—	6,209,710	—
Johannson L. Yap	Change of Control(3)	—	3,085,692	—
	Termination following Change in Control(6)	3,453,640	—	24,244
	Termination without Cause	—	—	—
	Death or Disability(5)	—	2,838,391	—
Scott A. Musil	Change of Control(3)	—	1,984,946	—
	Termination following Change in Control(6)	2,039,300	—	24,244
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,737,645	—
David G. Harker	Change of Control(3)	—	1,939,501	—
	Termination following Change in Control(6)	2,040,200	—	17,861
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,692,201	—
	Retirement(7)	—	1,311,261	—
Peter O. Schultz	Change of Control(3)	—	1,896,333	—
	Termination following Change in Control(6)	1,863,750	—	17,861
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,649,032	—

(1)

For purposes of estimating the value of awards which vest, the Company has assumed a price per share of $42.13, which was the closing price of our Common Stock on December 31, 2020, the last trading day of the year.

(2)

Pursuant to Mr. Baccile’s employment agreement, amount reflects 24 months of continued family coverage, and pursuant to the Change in Control Policy with respect to Messrs. Yap, Musil, Harker and Schultz, amounts reflect 12 months of the current coverage for the applicable Named Executive Officer.

(3)

Upon a change of control of the Company, the vesting of time-based restricted shares and Time-Based LP Units held by the officer will accelerate, and Performance LP Units will vest based on the level of achievement of the applicable performance targets through the date of the change of control. The amounts reflected in this table for the unvested Performance LP Units awarded in 2019 and 2020 are based on the actual level of achievement of the applicable performance targets of 100% and 38.17%, respectively, and include accrued dividend equivalents through December 31, 2020.

(4)

Includes resignation for good reason under the terms of Mr. Baccile’s new employment agreement. Actual payments to Mr. Baccile may be less in value as a result of the Code Section 280G cutback provision contained in such employment agreement.

(5)

Upon a termination due to death or disability, the Named Executive Officers are entitled to accelerated vesting of time-based restricted shares, Time-Based LP Units, and unvested Performance LP Units granted in 2019 and 2020 based on the attainment of performance metrics through the date of death or disability. The Named Executive Officers are entitled to prorated vesting of Performance LP Units granted in 2019 based on attainment of performance metrics through the date of death or disability. Through December 31, 2020, the Company achieved 100% and 38.17% of the performance metrics related to such awards granted in 2019 and 2020, respectively.

(6)

Messrs. Yap, Musil, Harker and Schultz are eligible for severance benefits following a qualifying termination in connection with a change in control of the Company under the Change in Control Policy. Actual payments to the officers may be less in value as a result of the Code Section 280G cutback provision contained in such Change in Control Policy.

(7)

Upon a termination due to retirement, the Named Executive Officer is entitled to accelerated vesting of Time-Based LP Units issued in 2020, continued vesting of all unvested Performance LP Units granted in 2020 based on the level of achievement of the relevant performance targets through the end of the original performance period, and continued vesting of a pro rata portion of the Performance LP Units granted in 2019 based on the level of achievement of the relevant performance targets through the end of the original performance period. Through December 31, 2020, the Company achieved 100% and 38.17% of the performance metrics related to such awards granted in 2019 and 2020, respectively.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	735,277	$ —	3,289,129
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	735,277	$ —	3,289,129

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, Mr. Dominski, Ms. Olsen and Mr. Sharpe and, prior to his retirement, Mr. W. Ed Tyler, served on the Compensation Committee. Mr. Tyler served as the Company’s interim Chief Executive Officer from October 22, 2008 until January 9, 2009. Except for Mr. Dominski’s, Ms. Olsen’s, Mr. Sharpe’s and Mr. Tyler’s services as directors, none of Mr. Dominski, Ms. Olsen, Mr. Sharpe or Mr. Tyler had any other business relationship or affiliation with the Company in 2020 requiring disclosure by the Company under Item 404 of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions involving the Company and its executive officers and directors that are reportable under Item 404(a) of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2020.

Submitted by the Audit Committee:

H. Patrick Hackett, Jr., Committee Chair

Teresa B. Bazemore

Denise A. Olsen

John E. Rau

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are redeemable for Common Stock on a one-for-one basis or cash at the option of the Company) by:

•	all directors and nominees named in this Proxy Statement (the “named directors”);

•	all Named Executive Officers identified in the Summary Compensation Table;

•	all named directors and nominees and Named Executive Officers of the Company as a group; and

•	persons and entities known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

The information is presented as of the Record Date, unless otherwise indicated, and is based on representations of officers, directors and nominees of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of the Record Date, there were 129,127,858 shares of Common Stock and 3,031,930 Units outstanding.

	Common Stock/Units Beneficially Owned
Names and Addresses of 5% Stockholders	Number	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	17,867,152	13.84%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,680,887	12.14%
Names and Addresses of Directors, Officers and Nominees*

Peter E. Baccile(3)	166,403	**

Teresa Bryce Bazemore(4)	1,967	**

Matthew S. Dominski(5)	35,817	**

H. Patrick Hackett, Jr.(5)	41,590	**

Denise A. Olsen(5)	6,180	**

John E. Rau(6)	23,048	**

L. Peter Sharpe(6)	68,917	**

Marcus L. Smith	—	**

Scott A. Musil(7)	127,569	**

Johannson L. Yap(8)	283,441	**

David G. Harker(9)	158,603	**

Peter O. Schultz(10)	132,488	**

All named directors, executive officers and nominees as a group (12 persons)(11)	1,046,023	**

*	The business address for each of the directors and Executive Officers of the Company is One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.

**	Less than 1%

(1)

Pursuant to a Schedule 13G/A filed February 10, 2021 of The Vanguard Group (“Vanguard Group”). Of the shares reported, Vanguard Group has the sole power to vote 0 shares, the shared power to vote 365,049 shares, the sole power to dispose of 17,398,266 shares and the shared power to dispose of 468,886 shares.

(2)	Pursuant to a Schedule 13G/A filed January 27, 2021 of BlackRock, Inc. (“Blackrock”). Blackrock has the sole power to vote 14,874,108 shares and sole power to dispose of all 15,680,887 shares.

(3)	Includes 60,693 Time-Based LP Units and 52,163 Units, in each case issued under the 2014 Stock Plan.

(4)	Includes 1,967 Time-Based LP Units issued under the 2014 Stock Plan.

(5)	Includes 1,967 Time-Based LP Units and 2,046 Units, in each case issued under the 2014 Stock Plan.

(6)	Includes 1,967 Restricted Stock Units issued under the 2014 Stock Plan.

(7)	Includes 325 shares of Common Stock held beneficially as UTMA custodian for his child. Also includes 13,885 Time-Based LP Units and 10,031 Units, in each case issued under the 2014 Stock Plan.

(8)

Includes 1,680 Units and 4,660 shares of Common Stock held beneficially as UGMA custodian for his minor grandchildren. Also includes 25,846 Time-Based LP Units and 20,276 Units, in each case issued under the 2014 Stock Plan.

(9)	Includes 13,642 Time-Based LP Units and 9,506 Units, in each case issued under the 2014 Stock Plan.

(10)	Includes 12,771 Time-Based LP Units and 8,293 Units, in each case issued under the 2014 Stock Plan.

(11)

Includes 4,985 shares of common stock held beneficially as custodians and 1,680 Units. Also includes 3,934 Restricted Stock Units, 134,705 Time-Based LP Units and 106,407 Units, in each case issued under the 2014 Stock Plan.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board of Directors believes that its executive compensation program serves the best interests of the Company’s stockholders by not only attracting and retaining talented, capable individuals, but also providing them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate the Named Executive Officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value. Please refer to “Compensation Discussion and Analysis” for a discussion of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”

The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for advisory approval of this proposal.

The Board of Directors recommends an advisory vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP served as the Company’s independent auditors in 2020, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Our Charter and Bylaws do not require that our stockholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its stockholders.

FEES

During 2020 and 2019, the aggregate fees for services provided by PricewaterhouseCoopers LLP in the following categories and amounts are:

	2020	2019
Audit Fees(1)	$1,079,000	$980,500
Audit-Related Fees(2)	94,000	50,000
Tax Fees	—	—
All Other Fees(3)	2,943	2,943

Total Fees	$1,175,943	$1,033,443

(1)

Audit Fees consisted primarily of fees for audits of our annual financial statements, the reviews of our quarterly financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings. For 2020 and 2019, this includes $66,500 and $0, respectively, for comfort letter procedures and auditor consents.

(2)	Audit-Related Fees consisted of fees related to joint venture audits.

(3)	All Other Fees include amounts related to software licensing fees for technical research tools.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit and permissible non-audit services proposed to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Consideration and approval of such services, including the maximum amount of fees payable for such services, generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the

Audit Committee has delegated the authority to approve the audit and permissible non-audit services, including the maximum amount of fees payable for such services, to each of its individual members. Approvals of audit and permissible non-audit services pursuant to the above-described delegation of authority are reported to the full Audit Committee.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies for the virtual Annual Meeting in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $8,500, plus reasonable out of pocket expenses.

STOCKHOLDER PROPOSALS

Under applicable SEC rules, stockholder proposals intended to be presented at the 2022 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 7, 2021 in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with such meeting. Additionally, under our Bylaws, stockholder proposals intended to be presented at the 2022 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 7, 2021, and no earlier than November 7, 2021, in order to be considered timely and must comply with certain additional requirements contained in our Bylaws in order to be proper.

INCORPORATION BY REFERENCE

Appendix B to this Proxy Statement is the Company’s 2020 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in Appendix B to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2020 Annual Report are available on the “Proxy Statement” tab of the Investors page on the Company’s website, at www.firstindustrial.com.

OTHER BUSINESS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE YOUR PROXY AUTHORIZATION BY INTERNET, BY TELEPHONE OR BY MAIL AS SOON AS POSSIBLE.

APPENDIX A

2021 ANNUAL MEETING OF STOCKHOLDERS

RESERVATION REQUEST FORM

If you wish to view First Industrial Realty Trust, Inc.’s 2021 Annual Meeting of Stockholders webcast at its offices located at One North Wacker Drive, Suite 4200, Chicago, IL 60606, please complete the following information and return to Arthur Harmon by mail at First Industrial Realty Trust, Inc., One North Wacker Drive, Suite 4200, Chicago, IL 60606 or by e-mail at aharmon@firstindustrial.com. Please note that members of management or of the Board of Directors may not be present at the Company’s offices.

Your name and address:

Your telephone number:

Number of Shares of Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:
(Name of Your Bank, Broker or Other Nominee)

A-1

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online

Go to www.investorvote.com/FR or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR each of the nominees listed and FOR Proposals 2 - 3.

1. Election of seven directors.	É
If elected, term expires in 2022.

	For	Against	Abstain
01 - Peter E. Baccile	☐	☐	☐

04 - H. Patrick Hackett, Jr.	☐	☐	☐

07 - Marcus L. Smith	☐	☐	☐

	For	Against	Abstain
02 - Teresa B. Bazemore	☐	☐	☐

05 - Denise A. Olsen	☐	☐	☐

	For	Against	Abstain
03 - Matthew S. Dominski	☐	☐	☐

06 - John E. Rau	☐	☐	☐

		For	Against	Abstain
2.	To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2021 Annual Meeting.	☐	☐	☐

		For	Against	Abstain
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎	7 2 B M	É

03FCOD

The 2021 Annual Meeting of Shareholders of First Industrial Realty Trust, Inc.

will be held on Wednesday, May 5, 2021 at 9:00 AM CT

virtually via the Internet at www.meetingcenter.io/286725154.

The password for this meeting is - FR2021.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 5, 2021: The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2020 Annual Report are available on the “Financial Information” tab of the Investor page on the Company’s website, at WWW.FIRSTINDUSTRIAL.COM.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy - FIRST INDUSTRIAL REALTY TRUST, INC.	É

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 5, 2021

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Peter E. Baccile, Scott A. Musil and Jennifer Matthews Rice, or any of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 5, 2021 at 9:00 AM (CT), virtually via live webcast on the Internet at www.meetingcenter.io/286725154, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there virtually present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted (i) FOR the election of the seven nominees for director named in Proposal 1, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 2, (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal 3, and (iv) in the discretion of the persons named as proxies herein with respect to any and all matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

∎	É